UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Convergys Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

CONVERGYS CORPORATION

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Wednesday, April 27, 2011, at the Company’s headquarters located at the Atrium One Building, Fifth Floor, 201 East Fourth Street, Cincinnati, Ohio 45202. The meeting will begin at 11:30 a.m., Eastern Daylight Savings Time. At the meeting, you will hear a report on our business and have a chance to meet the directors and executive officers of the Company.

This booklet includes the formal notice of the annual meeting and the proxy statement. The proxy statement tells you about the agenda, procedures and rules of conduct for the meeting. It also describes how the Board of Directors operates, gives personal information about the directors and director nominees and provides information about the other items of business that will be conducted at the meeting.

The Securities and Exchange Commission requires the Company to furnish proxy materials to its shareholders via the Internet. We believe, based upon our successful experiences the past few years, that this process will provide our shareholders with the information they need, while significantly lowering the costs of delivery and reducing the environmental impact of our annual meeting. You also may request a printed copy.

Even if you only own a few shares of Convergys Corporation common stock, we want your shares to be represented at the meeting. You can vote your shares on the Internet, by toll-free telephone call or proxy card.

To attend the meeting in person, please follow the instructions in this proxy statement. If you are not able to attend, you may listen to a live audio cast of the annual meeting on the Internet. Instructions for listening to this audio cast will be available at our Internet site, http://investor.shareholder.com/convergys/events.cfm, approximately one week before the annual meeting.

Sincerely,

Philip A. Odeen
Non-Executive Chairman of the Board

Jeffrey H. Fox
Chief Executive Officer

March 18, 2011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

CONVERGYS CORPORATION

201 East Fourth Street

Cincinnati, Ohio 45202

Time:

Doors open:	10:30 a.m.	Eastern Daylight Savings Time
Meeting begins:	11:30 a.m.	Eastern Daylight Savings Time

Date:

Wednesday, April 27, 2011

Place:

Atrium One Building

201 East Fourth Street

Fifth Floor

Cincinnati, Ohio 45202

Purpose:

•	To elect two directors for one-year terms;

•	To ratify the appointment of the independent registered public accounting firm;

•	To approve a proposed amendment to the Amended and Restated Code of Regulations to allow for a majority voting standard for uncontested election of directors;

•	To consider an advisory vote on the compensation of our named executive officers;

•	To consider an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers; and

•	To conduct other business if properly brought before the meeting.

Convergys Corporation shareholders of record on February 28, 2011 may vote at the meeting.

On or about March 18, 2011 we will begin mailing to shareholders of record as of February 28, 2011 and materials will be available at www.edocumentview.com/cvgb.

Your vote is important. Please vote your shares promptly. To vote your shares, use the Internet, call the toll-free telephone number as described in the instructions on your proxy card, or complete, sign, date and return your proxy card.

By order of the Board of Directors

Julia A. Houston

Senior Vice President, General Counsel and

Corporate Secretary

March 18, 2011

GENERAL INFORMATION

Who May Vote. Persons who were shareholders of Convergys Corporation (“Convergys” or the “Company”) as of the record date, February 28, 2011, may vote at the meeting.

Notice Regarding the Internet Availability of Proxy Materials. In accordance with a rule adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder, we are furnishing the proxy materials, including this Proxy Statement and the 2010 Annual Report to Shareholders, by providing access to them on the Internet. Shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a notice is mailed to each of our shareholders of record with instructions on how to access and review the proxy materials on the Internet, as well as how to request printed copies.

These materials include our:

•	Proxy Statement for the Annual Meeting to be held on April 27, 2011; and

•	2010 Annual Report to Shareholders, which includes our audited consolidated financial statements.

Shareholder of Record or Beneficial Owner. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the “shareholder of record” of those shares. The Company will send the notice for access directly to all shareholders of record. If, however, your shares are held in a stock brokerage account or by a bank, your broker or bank is considered the shareholder of record and you are considered the “beneficial owner” of those shares. In this case, the broker or bank is responsible for forwarding the notice for access to you and providing instructions on voting.

How to Vote. You may vote by proxy or in person at the meeting. We suggest that you vote by proxy even if you plan to attend the meeting. If you are the shareholder of record, you can vote by proxy in one of three ways:

•	Via Internet: Go to www.envisionreports.com/cvgb and follow the instructions. The numbers you will need to cast your vote are identified in the shaded bar located on your proxy card.

•	By telephone: Call toll-free 1-800-652-8683 and follow the instructions. The numbers you will need to cast your vote are identified in the shaded bar located on your proxy card.

•	In writing: Complete, sign, date and return your proxy card in the enclosed envelope.

If you are a beneficial owner of your shares, please follow the instructions provided by your broker or bank.

How Proxies Work. Convergys’s Board of Directors (the “Board”) is asking for your proxy. Giving the Board your proxy means that you authorize the individuals designated as proxies to vote your shares at the annual meeting in the manner you direct. With respect to Proposal 1 you may vote for all, some or none of the director nominees. With respect to Proposals 2, 3, and 4 you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2, 3, and 4 the abstention will have the same effect as an AGAINST vote. With respect to Proposal 5, you may vote FOR a frequency of: One Year, Two Years, or Three Years, or you may ABSTAIN. If you abstain from voting on Proposal 5, the abstention will not have an effect on the outcome of the vote.

Your proxy card covers all shares registered in your name. If you own shares in the Convergys Corporation Retirement and Savings Plan (the “Retirement and Savings Plan”) or the Convergys Corporation Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), your proxy card includes those shares, too. The trustee of each of these plans will vote your plan shares as directed by you. If you do not provide voting instructions the trustee of each of these plans will vote your plan shares, in proportion to the voting instructions it has received.

If you give the Board your signed proxy, but do not specify how to vote, the individuals named as proxies will vote your shares:

•	FOR all the director nominees;

•	FOR the Audit Committee’s proposal to ratify the appointment of the independent registered public accounting firm;

•	FOR approval of the proposal to adopt a majority voting standard;

•	FOR the Company’s compensation of its named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement;

•	FOR a frequency of every year for future non-binding shareholder advisory votes on the compensation of our named executive officers; and

•	in accordance with their judgment, upon such other matters if they are properly brought before the meeting.

If you hold shares through someone else, such as a broker or bank, you should receive materials from that broker or bank asking how you want to vote your shares. Review the voting form used by that firm to see if it offers Internet or telephone voting, and follow the voting instructions on that form.

Revoking a Proxy. You may revoke your proxy before the annual meeting by:

•	sending written notice to our Corporate Secretary, which must be received prior to the annual meeting;

•	submitting a later-dated proxy, which we must receive prior to the annual meeting;

•	casting a new vote through the Internet or by telephone before 1:00 a.m. Eastern Daylight Savings Time, on April 27, 2011; or

•	attending the annual meeting and revoking your proxy in person if you are the shareholder of record of your shares.

If your shares are held in the name of your broker or bank and you wish to revoke your proxy in person at the meeting, you must bring an account statement or letter from the broker or bank indicating that you were the beneficial owner of the shares on the record date.

Tabulation of Voting. Independent inspectors of election tabulate the votes on all of the proposals.

Quorum. In order to carry on the business of the annual meeting, there must be a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Proposal 1—Election of Directors. Under Ohio law, the nominees receiving the greatest number of votes will be elected as directors, although this standard will change for future votes if Proposal 3 is approved. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy.

Under the Company’s Code of Regulations, any director who receives a greater number of “withhold” votes than votes “for” in an uncontested election must promptly tender an offer of resignation to the Board. The Governance and Nominating Committee will consider the resignation offer, and then make a recommendation to the Board whether to accept or reject it. The Board will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept or reject the director’s resignation offer.

Proposal 2—Ratification of Selection of Ernst & Young LLP. Ratification by shareholders of the selection of auditors requires the affirmative vote of a majority of the holders of the outstanding shares participating in the voting. Accordingly, abstentions will have no effect on this proposal.

Proposal 3—Approval of the proposed amendment to the Amended and Restated Code of Regulations to allow for a majority voting standard for uncontested elections of directors. Under Ohio law, this proposal must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of the Company.

Proposal 4—An advisory vote on the compensation of our named executive officers. This proposal must be approved by the holders of at least a majority of the shares entitled to vote and present in person or represented by proxy.

Proposal 5—An advisory vote on the frequency of the advisory vote on the compensation of our named executive officers. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Accordingly, abstentions will have no effect on this proposal.

Attending in Person. Shareholders of record as of February 28, 2011 may attend the annual meeting. For shareholders of record, an admission ticket is attached to your proxy card. You will need the ticket and a photo ID to enter the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from your broker, bank, or other nominee indicating that you beneficially owned the shares on February 28, 2011, the record date for voting. A photo ID will also be required to enter the meeting.

Conduct of the Meeting. The Chairman of the meeting has broad authority to conduct the annual meeting in an orderly manner. This authority includes establishing rules for all activities during the meeting and in the question and answer session, which follows the meeting. In light of the need to conclude the meeting within a reasonable period of time, there are time limits for speaking and there is no assurance that every shareholder who wishes to speak will be able to do so. For safety and security reasons, cameras and other recording devices are not allowed in the meeting. Copies of the rules will be available at the meeting.

Contact Information. If you, as a shareholder have questions, need more information about the annual meeting, or would like printed copies of the materials mentioned above, please write to:

Corporate Secretary

Convergys Corporation

201 East Fourth Street

P. O. Box 1638

Cincinnati, Ohio 45201

or

call the Corporate Secretary’s office at (513) 723-2442.

For information about shares registered in your name, call Computershare toll free at 1-888-294-8217 or access your account via the Internet at www.computershare.com.

CORPORATE GOVERNANCE

Board Meetings and Executive Sessions. The Board held 15 meetings in 2010, and there were 11 sessions where the directors met without management (“Executive Session”). Each of the Board’s committees also met in Executive Session, generally at the end of each of their committee meetings. The Company encourages all of its directors to attend the annual meeting of shareholders. All directors, with the exception of Mr. Devenuti, attended the 2010 annual meeting. Each director attended at least 75% of the total number of meetings of the Board and committees of which he or she was a member with the exception of Mr. Devenuti who attended 70%. This was due to scheduling conflicts resulting from his new position as of October 2010.

Presiding Director. The Board appoints a director to act as the principal communicator between the Board and the Chief Executive Officer (the “CEO”) as well as to lead the Board’s Executive Sessions (the “Presiding Director”). The Presiding Director also has the authority under the Company’s Governance Principles to convene meetings of the Board where only outside directors are present and to lead Executive Sessions where only outside directors are present.

Jeffrey H. Fox currently serves as the Company’s CEO and Philip A. Odeen currently serves as the Non-Executive Chairman and as the Presiding Director. The Board has selected this leadership structure in the belief that, at the current time, separating the principle executive officer and board chairman positions allows for a more efficient division of responsibilities in light of the high demands on the time of each of Messrs. Fox and Odeen. In particular, the Board considered that Mr. Odeen, a former chairman and CEO of a large public company, has the requisite skills and experience to assume the duties of Non-Executive Chairman, allowing Mr. Fox to focus his time and attention on the duties of CEO. The Board does not believe the separation of the Principal Executive Officer and Non-Executive Chairman positions would be preferred in all circumstances. The Board does believe that the separation of the CEO and Presiding Director is important and does require that governance structure in its Governance Principles.

Shareholders and other interested parties who wish to communicate with Convergys’s Non-Executive Chairman and Presiding Director, Philip A. Odeen, or with the non-employee directors, may address correspondence to:

Philip A. Odeen

Non-Executive Chairman and Presiding Director

Convergys Corporation

P.O. Box 1895

201 East Fourth Street

Cincinnati, OH 45201-1895

Governance Principles. The Board has adopted Governance Principles, which contain information about the structure and functioning of the Board. These principles are available on the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.convergys.com.

Shareholder Communications. Shareholders may communicate with the Board by written correspondence addressed to:

Convergys Corporation

Attention: Independent Directors

P.O. Box 1895

201 East Fourth Street

Cincinnati, OH 45201-1895

Review and Approval of Transactions with Related Parties. The Company has a policy for the review of transactions involving the Company and “related parties” (directors and executive officers or their immediate family members, or shareholders owning five percent or more of the Company’s outstanding stock). A related party transaction must be reviewed by the Audit Committee, which will approve the transaction only if it determines that it is in the best interest of the Company.

Compensation and Benefits Committee Interlocks and Insider Participation. No member of the Compensation and Benefits Committee is an employee of the Company, is or formerly was an officer of the Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K of the Securities Act of 1933, as amended. No member of the Board is an executive officer of another company of which an executive officer of the Company serves as a director.

CODE OF ETHICS AND GOVERNANCE PRINCIPLES

In accordance with applicable New York Stock Exchange (“NYSE”) Listing Standards and the SEC Regulations, the Company has adopted a Code of Business Conduct and Ethics (which serves as the Code of Ethics for the directors, officers and employees of the Company), which is available on the “Corporate Governance” page of the Investor Relations section of our website at www.convergys.com. A copy in printed form is available upon request to our Corporate Secretary. The Board has also adopted Governance Principles. The Governance Principles can be found under the “Corporate Governance” page of the Investor Relations section of our website at www.convergys.com and are also available in printed form to any shareholder who submits a request to the Corporate Secretary.

BOARD OF DIRECTORS AND COMMITTEES

The Company currently has 11 directors, a number set by the Board in October 2010. The Company’s Amended Articles of Incorporation approved at the 2010 Annual Meeting state that at the annual meeting of shareholders in 2011 and at each annual meeting of shareholders thereafter, the successors to that class of directors whose term then expires will be elected to hold office for a term expiring at the next annual meeting of shareholders and until a successor is elected, or until the director’s earlier resignation, removal from office, or death. Directors elected at the 2009 and 2010 annual meetings of shareholders will hold office until, respectively, the 2012 and 2013 annual meeting of shareholders and until a successor is elected, or until the director’s earlier resignation, removal from office, or death. Any director elected to fill a vacancy in the board of directors that results from an increase in the number of directors of the Company will be elected to hold office for a term expiring at the next annual meeting of shareholders and until a successor is elected, or until the director’s earlier resignation, removal from office, or death. Any director elected to fill a vacancy not resulting from an increase in the number of directors will hold office for the remaining term of his or her predecessor.

On August 19, 2010, Zoë Baird tendered her resignation to the Board, effective September 1, 2010. Ms. Baird resigned for personal reasons and not due to any disagreement with the Company or the Board. Ms. Baird’s resignation was announced in the Company’s Form 8-K filed with the SEC on August 23, 2010.

The Company has five standing board committees: the Audit Committee, the Compensation and Benefits Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. Each of these committees, except the Executive Committee, has a written charter approved by the Board. The charters for the Committees can be found under the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.convergys.com and also are available in printed form to any shareholder who submits a request to the Corporate Secretary.

Set forth below is the current membership of each standing committee of the Board with the number of meetings held during 2010, in parentheses:

Audit Committee (11)	Compensation and Benefits Committee (10)	Executive Committee (0)	Finance Committee (9)	Governance and Nominating Committee (5)
Mr. Wallman (Chair)	Mr. Dillon (Chair)	Mr. Odeen (Chair)	Mr. Barrett (Chair)	Mr. Monahan (Chair)
Mr. Brittain	Mr. Gibbs	Mr. Barrett	Mr. Gibbs	Mr. Dillon
Mr. Devenuti	Mr. Nelson	Mr. Dillon	Mr. Rosenstein	Mr. Odeen
Mr. Monahan	Mr. Odeen	Mr. Fox	Mr. Wallman
Mr. Wallman
Mr. Monahan

Audit Committee

The Audit Committee’s primary roles are to:

•	oversee the integrity of the Company’s financial statements;

•	oversee the Company’s compliance with legal and regulatory requirements;

•	assess the independent accountants’ qualifications and independence;

•	review the performance of the Company’s internal audit function and the independent accountants; and

•	oversee the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established.

The Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Both the internal auditors and the independent accountants periodically meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Board and the Audit Committee have designated Mr. Wallman as an “audit committee financial expert.” Further, each member of the Audit Committee is deemed financially literate, as that term is defined by the NYSE.

Compensation and Benefits Committee

The Compensation and Benefits Committee’s primary roles are to:

•	oversee the Company’s executive compensation plans and programs and review and recommend changes to these plans and programs to keep management’s and shareholders’ interests aligned;

•	assess the risks associated with Company compensation programs and executive compensation;

•	review and evaluate the performance of the CEO against corporate goals and objectives;

•	review and recommend for the full Board’s approval the compensation of the CEO;

•	review the performance of the Company’s other executive officers and approve their compensation; and

•	review and discuss with management the Compensation Discussion and Analysis included in the proxy statement.

The Compensation and Benefits Committee is guided by its Charter that can be accessed on the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.convergys.com. The Charter was last amended at the December 8, 2009 Committee meeting to include a provision relating to the Committee’s assessment of the risks associated with executive compensation and with each compensation program.

The CEO provides recommendations regarding the general design of the Company’s compensation plans for Committee approval as well as specific compensation actions involving the executive officers. During Committee meetings at which compensation actions involving the CEO are discussed, the CEO is not present.

In accordance with the Committee’s Charter, the Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors to the Committee, including the sole authority to approve the consultant’s or advisor’s fees and other retention terms. Pursuant to its authority under its Charter, the Committee directly engages an independent outside consulting firm, Frederic W. Cook Co., Inc. (“FW Cook”), to provide advice on executive compensation matters and to assist the Committee in its review of the compensation for the CEO and his direct reports. FW Cook has no other business relationship with the Company. When appropriate, the Committee has discussions with its consultant without management present to ensure candor and impartiality.

Management also periodically may retain consultants to research and present information to management related to compensation trends and “best practices” in executive and non-employee director compensation. Executive compensation databases and other resources provided by the consulting firms set the foundation for a benchmarking process, which in turn serves as part of the basis for setting levels of compensation for each of the executive officers and non-employee directors.

Executive Committee

The Executive Committee has authority to act on behalf of the Board on most matters during the period between regular Board meetings.

Finance Committee

The Finance Committee’s primary roles are to:

•	review the capital structure of the Company;

•	review and recommend to the Board short-term borrowing limits and proposed financings;

•	review and recommend to the Board significant mergers, acquisitions and divestitures;

•	review pension plan funding; and

•	review the performance of the pension plan’s investment portfolio and manager.

Governance and Nominating Committee

The Governance and Nominating Committee’s primary roles are to:

•	evaluate and recommend director nominees;

•	monitor the functions of Board committees and conduct evaluations of the Board and its committees;

•	review and respond to shareholder proposals and concerns; and

•	review the Company’s corporate governance system and recommend to the Board principles, policies and procedures for dealing with corporate governance.

Director Independence. The Board annually reviews the independence of each of the directors. Based on the information supplied by each director, the Board has determined that, with the exception of Mr. Fox, all of the directors qualify as being independent pursuant to the Rules and Listing Standards of the NYSE and the SEC. All of the members of the Board’s Audit Committee, Compensation and Benefits Committee, Governance and Nominating Committee and Finance Committee are independent directors. Members of the Compensation and Benefits Committee are also “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (“Code”). None of the directors has any related party relationship prohibited by the rules of the NYSE.

In making its independence determination, the Board considered the specific relationships described below between directors and companies with which those directors are affiliated.

John F. Barrett is a director and the Chief Executive Officer of Western & Southern Financial Group, Inc., and its subsidiary, The Western and Southern Life Insurance Company. Western & Southern Financial Group owns more than five percent of the outstanding common shares of Convergys and also owns Tri-State Ventures, LLC, which is the general partner of an investment fund in which certain assets of the Convergys Corporation Pension Plan (the “Pension Plan”) are invested. The Board has determined that Mr. Barrett’s relationship with Western & Southern does not disqualify Mr. Barrett from being deemed independent under the Rules of the NYSE.

Richard R. Devenuti is the President of Information Intelligence Group, a Division of EMC2 Corporation. In 2010, the Company utilized EMC2 Corporation to provide the Company with storage and security products. The Board has determined that Mr. Devenuti’s relationship with EMC2 Corporation does not disqualify Mr. Devenuti from being deemed independent under the Rules of the NYSE.

Ronald L. Nelson is a director and the Chief Executive Officer of Avis Budget Group, Inc. In 2010, the Company utilized the automobile rental services of the Avis Budget Group, Inc. The Board has determined that Mr. Nelson’s relationship with Avis Budget Group, Inc. does not disqualify Mr. Nelson from being deemed independent under the Rules of the NYSE.

Barry Rosenstein is the Co-Founder and Managing Partner of JANA Partners LLC. JANA Partners LLC owns more than five percent of the outstanding common shares of Convergys. The Board has determined that Mr. Rosenstein’s relationship with JANA Partners does not disqualify Mr. Rosenstein from being deemed independent under the rules of the NYSE.

Certain Relationships and Related Transactions. The Audit Committee reviews and approves transactions between the Company and any related party, regardless of whether the transactions are required to be reported under the SEC rules. For purposes of these guidelines, a “related party transaction” is any transaction in which the Company was or is to be a participant and in which any related party has a direct or indirect material interest, other than transactions that (i) involve less than $120,000 when aggregated with all similar transactions, (ii) are available to all employees generally, (iii) involve compensation of executive officers or directors duly authorized by the appropriate Board committee or (iv) involve reimbursement of expenses in accordance with Company policy.

Director Qualifications. Convergys’s Governance Principles (“Governance Principles”) contain criteria that may be applied in the evaluation of nominees for a position on its Board. Under these Governance Principles, the Board performs on a regular basis an assessment of the skills and characteristics needed by the Board in the context of the current composition of the Board and the Board’s succession plan. Skills and characteristics to be considered include: (i) judgment, (ii) experience, (iii) skills, (iv) accountability and integrity, (v) financial literacy, (vi) leadership abilities, (vii) industry knowledge, (viii) diversity (both in perspectives as well as Board heterogeneity), (ix) other Board appointments, and (x) independence. These factors are considered by the directors in their judgment; the principles provide no formula or rules for the weighting of these factors. These principles are available on the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.convergys.com.

The Board does not have a specific diversity policy, but in accordance with the Governance Principles the Board and the Governance and Nominating Committee, consider diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. The Company believes that diversity is important because a variety of experiences and points of view contribute to a more effective decision-making process.

In determining whether an incumbent director should stand for re-election, the Governance and Nominating Committee considers the above factors as well as that director’s attendance at meetings, achievement of satisfactory performance and other matters determined by the Board.

Director Nomination Process. Suggestions for director nomination for election at the 2012 Annual Meeting can be brought to the attention of the Board by the Governance and Nominating Committee, individual members of the Board or by shareholders. A shareholder wishing to suggest an individual for nomination should submit the suggestion by certified mail, return receipt requested, to the Governance and Nominating Committee, c/o Corporate Secretary, at the address listed on page 3.

All suggested nominees must be submitted by close of business November 15, 2011, and meet (1) the criteria set forth in the Governance Principles adopted by the Board, (2) the standards of independence established by the NYSE and the SEC, and (3) other applicable laws, rules and regulations related to service as a director of the Company; they also must agree to accept a nomination for Board candidacy. Nominations of qualified individuals will be screened by the Governance and Nominating Committee. The Governance and Nominating Committee has the authority to engage the third-party services to assist it in identifying and evaluating qualified director candidates.

Risk Management and Oversight Process

The entire Board and each of its committees are involved in overseeing risk associated with the Company. The Board and the Audit and Finance Committees monitor the Company’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the independent accountants, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The Board and the Governance and Nominating Committee monitor the Company’s governance and succession risk by regular review with management and outside advisors. The Board and the Compensation and Benefits Committee monitor CEO succession and the Company’s compensation policies and related risks by regular reviews with management and the Committee’s outside advisors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Amended Articles of Incorporation, approved at the 2010 Annual Meeting, state that at the Annual Meeting of Shareholders in 2011 and at each annual meeting of shareholders thereafter, the successors to that class of directors whose term then expires will be elected to hold office for a term expiring at the next annual meeting of shareholders and until a successor is elected, or until the director’s earlier resignation, removal from office or death. Directors elected at the 2009 and 2010 annual meetings of shareholders will hold office until, respectively, the 2012 and 2013 annual meeting of shareholders and until a successor is elected, or until the director’s earlier resignation, removal from office or death. Any director elected to fill a vacancy in the Board that results from an increase in the number of directors of the Company shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until a successor is elected, or until the director’s earlier resignation, removal from office or death. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

The terms of the Class I Directors expire at the Annual Meeting of Shareholders in 2011. The Board has nominated Jeffrey H. Fox and Ronald L. Nelson, both of whom are incumbent directors, for election as directors to serve for a one-year term until the 2012 Annual Meeting of Shareholders. Mr. Dillon, a director since 2000, has decided not to stand for re-election. He has no disagreements with management. Mr. Rosenstein has notified the Company of his intention to resign from the Board effective as of the 2011 Annual Meeting, pursuant to the terms of the agreement dated February 4, 2009 between the Company and JANA Partners LLC (“JANA”).

Personal information on the nominees, as well as each continuing director, is provided below. If a director nominee becomes unavailable before the election, your proxy authorizes the proxies to vote for a replacement nominee if named by the Board.

The Governance Principles provide that a director’s final term is to end at the annual meeting of shareholders following such director’s 72nd birthday. Therefore, under the circumstance of reaching such age, a director may not serve his or her entire term. The Governance and Nominating Committee is granted the discretion under the Governance Principles to waive this requirement. The Governance and Nominating Committee has agreed to waive this requirement and extend the date on which Philip A. Odeen is required to retire until the Annual Meeting of Shareholders following his 76th birthday (the 2012 Annual Meeting of Shareholders).

THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES SET FORTH BELOW FOR CLASS I DIRECTOR:

NOMINEES FOR CLASS I DIRECTORS

(Terms expire in 2011)

Jeffrey H. Fox
	Age:	49
	Director Since:	February 2009
	Committees:	Executive Committee
	Principal Occupation:	President and Chief Executive Officer of the Company since February 2010
	Prior Positions Held:	Principal and former Chief Executive Officer, The Circumference Group LLC (2008–2010); Chief Operating Officer, Alltel Corporation (2007-2008); Group President, Shared Services, Alltel Corporation (2003-2007); Group President, Alltel Information Services (1996-2003)

	Other Public Company Directorships:	None

	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, CEO and transactional experience, industry knowledge of communications and billing, as well as his diversity of viewpoint and experience.

	Public Company Directorships held during the past 5 years (even if no longer serving):	None

	Involvement in Litigation during past 10 years:	None

Ronald L. Nelson
	Age:	58
	Director Since:	August 2008
	Committees:	Compensation and Benefits Committee
	Principal Occupation:	Chairman, Chief Executive Officer and President, Avis Budget Group, Inc. since 2006
	Prior Positions Held:	President and Chief Financial Officer, Cendant Corporation (2003-2006)
	Other Public Company Directorships:	Avis Budget Group, Inc. and Hanesbrands Inc.
	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, CEO, Board Chairman, CFO and transactional experience, as well as his diversity of viewpoint and experience.

	Public Company Directorships held during the past 5 years (even if no longer serving):	Avis Budget Group, Inc., Hanesbrands Inc. and Cendant Corporation

	Involvement in Litigation during past 10 years:	None

CLASS II DIRECTORS

(Terms expire in 2012)

John F. Barrett
	Age:	61
	Director Since:	May 1998
	Committees:	Executive Committee, Finance Committee (Chair)
	Principal Occupation:	Chairman of the Board, Western & Southern Financial Group, Inc. and The Western and Southern Life Insurance Company since 2002; President and Chief Executive Officer, Western & Southern Financial Group, Inc. since 2000; President and Chief Executive Officer, The Western & Southern Financial Group and its predecessors since 1994
	Other Public Company Directorships:	None
	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, CEO and Board Chairman experience, financial services and insurance industry knowledge, as well as his diversity of viewpoint and experience. Mr. Barrett also represents one of the Company’s largest shareholders.

	Public Company Directorships held during the past 5 years (even if no longer serving):	The Fifth Third Bancorp and its subsidiary, The Fifth Third Bank; and The Andersons, Inc.

	Involvement in Litigation during past 10 years:	None

Willard W. Brittain, Jr.
	Age:	63
	Director Since:	June 2008
	Committees:	Audit Committee
	Principal Occupation:	Chairman and Chief Executive Officer, Professional Resources on Demand since March 2003
	Prior Positions Held:	Chief Operating Officer, Pricewaterhouse Coopers International Limited and Pricewaterhouse Coopers Consulting (2000-2002)
	Other Public Company Directorships:	Tutor Perini Corp., DaVita Inc. and Host Hotels & Resorts, Inc.
	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, COO experience and consulting industry knowledge, as well as his diversity of viewpoint and experience.

	Public Company Directorships held during the past 5 years (even if no longer serving):	Tutor Perini Corp, DaVita Inc., and Host Hotels & Resorts, Inc.

	Involvement in Litigation during past 10 years:	None

Joseph E. Gibbs
	Age:	61
	Director Since:	December 2000
	Committees:	Compensation and Benefits Committee, Finance Committee
	Principal Occupation:	Chairman, Gibbs Investments, LLC since 2002
	Prior Positions Held:	Co-Founder, Vice Chairman, President and Chief Executive Officer, TGC, Inc. (The Golf Channel) (1991-2001)
	Other Public Company Directorships:	None
	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, prior CEO and Board Chairman experience, cable and billing industry knowledge, as well as his diversity of viewpoint and experience.

	Public Company Directorships held during the past 5 years (even if no longer serving):	None

	Involvement in Litigation during past 10 years:	None

CLASS III DIRECTORS

(Terms expire in 2013)

Richard R. Devenuti
	Age:	52
	Director Since:	August 2009
	Committees:	Audit Committee
	Principal Occupation:	President, Information Intelligence Group, a Division of EMC[2] Corporation since October 2010, Senior Vice President, EMC[2] Corporation since 2008
	Prior Positions Held:	Corporate Vice President, Microsoft Corporation (2004-2006); Vice President and Chief Information Officer, Microsoft Corporation (2000-2004)
	Other Public Company Directorships:	St. Jude Medical Inc.

	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, prior experience as a CIO and contact center operations leader, industry knowledge in technology and customer care, as well as his diversity of viewpoint and experience.

	Public Company Directorships held during the past 5 years (even if no longer serving):	St. Jude Medical Inc. and Xeta Technologies Corporation

	Involvement in Litigation during past 10 years:	None

Thomas L. Monahan III
	Age:	44
	Director Since:	February 2008
	Committees:	Audit Committee, Executive Committee, Governance and Nominating Committee (Chair)
	Principal Occupation:	Chairman and CEO, The Corporate Executive Board Company since January 2008; Chief Executive Officer, The Corporate Executive Board Company since 2005
	Prior Positions Held:	General Manager of the Finance, Legal & Administration, Strategy & Innovation, Information Technology and Operations Divisions, The Corporate Executive Board Company (2002-2005)

	Other Public Company Directorships:	The Corporate Executive Board Company

	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, CEO and Board Chairman experience, as well as industry knowledge in data and customer analytics and his diversity of viewpoint and experience.

	Public Company Directorships held during the past 5 years (even if no longer serving):	The Corporate Executive Board Company

	Involvement in Litigation during past 10 years:	None

Philip A. Odeen
	Age:	75
	Director Since:	March 2000
	Committees:	Compensation and Benefits Committee, Executive Committee (Chair), Governance and Nominating Committee
	Principal Occupation:	Non-Executive Chairman, The AES Corporation since January 2008
	Prior Positions Held:	Non-Executive Chairman, Avaya Inc. (July 2006–October 2007); Non-Executive Chairman, The Reynolds and Reynolds Company (2005–2006); Chief Executive Officer, QinetiQ NA Ops. (2005–2006); Chief Executive Officer, The Reynolds and Reynolds Company (July 2004–January 2005)

	Other Public Company Directorships:	The AES Corporation and Booz Allen Hamilton

	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, prior and current experience as CEO and Board Chairman, industry knowledge in a myriad of industries, as well as his diversity of viewpoint and experience.

	Public Company Directorships held during the past 5 years (even if no longer serving):	The AES Corporation, Booz Allen Hamilton, Northrop Grumman Corporation, Avaya Inc., Reynolds & Reynolds and QinetiQ North American Operations

	Involvement in Litigation during past 10 years:	None

Richard F. Wallman
	Age:	59
	Director Since:	June 2007
	Committees:	Audit Committee (Chair), Executive Committee, Finance Committee
	Principal Occupation:	Retired Senior Vice President and Chief Financial Officer, Honeywell International, Inc. since July 2003
	Prior Positions Held:	Senior Vice President and Chief Financial Officer of Honeywell International, Inc. (March 1995–July 2003)
	Other Public Company Directorships:	Bausch + Lomb, Dana Holding Corporation, Tornier, Inc., Charles River Laboratories, Roper Industries, Inc.

	Chosen to Serve:	Chosen to serve as a Director based upon his leadership experience and judgment, prior CFO experience, Audit Committee experience, industry knowledge in diversified manufacturing, as well as his diversity of viewpoint and experience.

	Public Company Directorships held during the past 5 years (even if no longer serving):	Ariba, Inc., Roper Industries, Inc., Dana Holding Corporation, Charles River Laboratories, Tornier, Inc., Hayes Lemmerz International Inc., Bausch + Lomb, Lear Corporation, Avaya and Express Jet

	Involvement in Litigation during past 10 years:	None

SHARE OWNERSHIP

General. On the record date, February 28, 2011, the outstanding securities of the Company consisted of 122,461,326 Common Shares, without par value (“Common Shares”). The Company also has 62,103,507 Common Shares which are held in treasury and are not considered outstanding for quorum, voting or other purposes. Each Common Share has one vote on each matter presented for action at the annual meeting of shareholders. The following table sets forth information, as of the record date, with respect to those persons that the Company believes to be beneficial owners of more than five percent of the Company’s voting securities. The SEC has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or has the right to acquire beneficial ownership of any such security within 60 days.

Title of Class	Beneficial Owner	Number of Common Shares		Percent of Class(1)
Common Shares	BlackRock Inc. 55 East 52nd Street New York, NY 10055	10,437,304	(2)	8.55%

Common Shares	JANA Partners LLC 767 Fifth Avenue, 8th Fl. New York, NY 10153	8,220,806	(3)	6.73%

Common Shares	Western & Southern Life Insurance Co. 400 Broadway Cincinnati, OH 45202	7,411,692	(4)	6.07%

Common Shares	Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	7,092,108	(5)	5.81%

(1)	This percentage is based upon 122,082,894 Common Shares outstanding as of December 31, 2010.

(2)	This information is based on a Schedule 13G/A filed by the holder with the SEC on February 3, 2011 reporting beneficial ownership as of December 31, 2010.

(3)	This information is based on a Form 4 filed by the holder with the SEC on February 14, 2011, and reporting beneficial ownership as of December 31, 2010.

(4)	This information is based on a Schedule 13G/A filed by the holder with the SEC on February 3, 2009 reporting beneficial ownership as of December 31, 2008.

(5)	This information is based on a Schedule 13G filed by the holder with the SEC on February 11, 2011 reporting beneficial ownership as of December 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance. Ownership of and transactions in Company securities by certain executive officers and directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Exchange Act. Based on its review of Forms 3, 4, and 5 furnished to the Company, the Company believes that all of its executive officers, directors and applicable shareholders complied with these filing requirements on a timely basis during 2010, with the exception of Ms. Ayers, Ms. Bowman, Messrs. Betzer, Boyce, Gibson, Handy, Lento, Shanks, and Valentine, who had one late filing due to an administrative error. For all named individuals it was one report and one transaction.

Directors and Executive Officer Beneficial Ownership. These tables show the Common Shares beneficially owned on February 28, 2011 by Mr. Fox, each named executive officer included in the Summary Compensation Table and each non-management director and nominee. With the exception of Mr. Rosenstein, none of these individuals beneficially owns more than 1.0% of the outstanding Common Shares.

Named Executive Officers	Shares Owned(1)
Jeffrey H. Fox	655,521	(2)
David F. Dougherty	75,000

Named Executive Officers	Shares Owned(1)
Earl C. Shanks	143,240
Andrea J. Ayers	27,883
James P. Boyce	48,000
Robert A. Lento	60,348
Karen R. Bowman	9,456
Clark D. Handy	0

(1)

Includes Common Shares subject to outstanding options which are exercisable by such individuals within 60 days. The following Common Shares subject to such options are included in the totals: 300,000 for Mr. Fox; 75,000 for Mr. Dougherty; 80,000 for Mr. Shanks; 14,000 for Ms. Ayers; 0 for Ms. Bowman; 35,000 for Mr. Boyce; and 47,000 for Mr. Lento. Does not include the following aggregate number of (i) Common Share equivalents credited to such individuals’ accounts under the Convergys Corporation Executive Deferred Compensation Plan (“Executive Deferred Compensation Plan” or “EDCP”) described in this Proxy Statement and (ii) Common Shares issuable under the time-based restricted stock units (“TRSUs”) and performance-based restricted stock units (“PRSUs”) granted in 2008, 2009 and 2010: 18,377 for Mr. Fox; 330,242 for Mr. Shanks; 146,618 for Ms. Ayers; 1,476 for Ms. Bowman; 108,000 for Mr. Boyce; 10,400 for Mr. Hardy; and 122,065 for Mr. Lento.

(2)

Effective five days following November 8, 2010, Mr. Fox received a performance-based grant of 100,000 shares of the Company’s common stock, which vested in full immediately. In addition, Mr. Fox receives 4,500 shares of the Company’s common stock per month until his employment letter is renegotiated. The “shares owned” also includes 25,000 vested restricted stock units, 97,500 vested salary stock units and 300,000 Common Shares subject to options.

Non-Management Directors/Nominees	Shares Owned(1)
John F. Barrett	66,454(2)
Willard W. Brittain, Jr.	699
Richard R. Devenuti	0
David B. Dillon	49,686
Joseph E. Gibbs	25,550
Thomas L. Monahan III	1,035
Ronald L. Nelson	30,699
Philip A. Odeen	46,034
Barry Rosenstein	8,220,806(3)
Richard F. Wallman	7,859

(1)

Includes Common Shares subject to outstanding options which are exercisable by such individuals within 60 days. The following Common Shares subject to such options are included in the totals: 25,500 for Messrs. Barrett, Dillon, Gibbs and Odeen; and 0 for Messrs. Brittain, Devenuti, Monahan, Nelson, Rosenstein, and Wallman. Does not include the following aggregate number of (i) Common Share equivalents credited to such individual’s accounts under the Convergys Corporation Deferred Compensation Plan for Non-Employee Directors (“Directors Deferred Compensation Plan”) described later in this Proxy Statement and (ii) Common Shares issuable under the TRSUs granted in 2008, 2009 and 2010 to each non-management director described in this Proxy Statement: 23,238 for Mr. Barrett; 20,113 for Mr. Brittain; 13,748 for Mr. Devenuti; 20,421 for Mr. Dillon; 32,392 for Mr. Gibbs; 28,031 for Mr. Monahan; 19,983 for Mr. Nelson; 36,786 for Mr. Odeen; 31,261 for Mr. Rosenstein; and 20,421 for Mr. Wallman.

(2)

Includes 1,568 Common Shares held directly by members of Mr. Barrett’s family who have the same home address as Mr. Barrett, but as to which he disclaims beneficial ownership. This does not include Common Shares held by The Western & Southern Life Insurance Company and its affiliates for which Mr. Barrett serves as Chairman of the Board, President and Chief Executive Officer. Mr. Barrett disclaims beneficial ownership of the Common Shares held by The Western & Southern Life Insurance Company and its affiliates.

(3)

8,220,806 Common Shares held by JANA Partners LLC, of which Mr. Rosenstein is the Managing Partner, which has sole voting and dispositive powers over these Common Shares. Mr. Rosenstein disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

On February 28, 2011, Convergys directors and executive officers (a total of 21 people) beneficially owned 9,496,923 Convergys Common Shares, of which 670,000 were subject to outstanding options, representing approximately 7.71% of the outstanding Common Shares.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Act of 1933 and, based on that review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Benefits Committee

David B. Dillon, Chair
Joseph E. Gibbs
Ronald L. Nelson
Philip A. Odeen

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers. This Compensation Discussion and Analysis explains our compensation program for our Company’s CEO, Chief Financial Officer, and the other three most highly compensated executive officers as of December 31, 2010, which include: (i) Jeffrey H. Fox, the Company’s President and CEO, (ii) Earl C. Shanks, the Company’s Chief Financial Officer, (iii) Andrea J. Ayers, President of Customer Management, (iv) Robert A. Lento, President of Information Management, and (v) Karen R. Bowman, formerly Senior Vice President, General Counsel and Corporate Secretary. Ms. Bowman resigned from the Company effective February 4, 2011.

This report also covers three additional executives who either terminated their employment with the Company during 2010 or whose status as an executive officer changed during the year. These individuals are: (i) David F. Dougherty, who served as the Company’s President and CEO until February 9, 2010, (ii) James P. Boyce, Chief Sales Officer of Customer Management, whose status as an executive officer changed on October 19, 2010, and (iii) Clark D. Handy, who served as Senior Vice President, Human Resources until his retirement on November 2, 2010.

We refer to these individuals collectively as our named executive officers.

Compensation Objectives. The compensation program for our named executive officers is designed to meet the following objectives:

•	Align the interests of our executives with those of our shareholders.

Our program includes incentives for our executives to increase their ownership of the Company’s stock and to align the interests of our executives with those of our shareholders.

•	Provide a strong link between pay and performance, measured at all levels.

A significant portion of our executives’ compensation is tied to Company performance. Our performance-based compensation arrangements are designed to motivate our management to drive long-term sustained shareholder value by achieving specified levels of earnings before interest taxes, depreciation and amortization (“EBITDA”) and revenue.

•	Reinforce our Company’s values in our business strategy.

Our program’s incentives are designed to reward improved business growth and performance and reinforce desired competencies and behaviors, consistent with our Company’s core values.

•	Ensure we can attract needed talent and protect our talent from being recruited by our competitors.

Our compensation opportunities are intended to be competitive with those offered by our competitors to attract and retain executives, and commensurate with each executive’s responsibilities, experience and demonstrated performance.

Pay for Performance

Our long-term success is based on achieving key strategic, financial and operational goals each year. As a result, our executive compensation program emphasizes pay for performance by incorporating variable or “at risk” components. This means that a significant portion of our named executive officers’ total target compensation—which consists of base salary, annual incentives and long-term incentives—is directly contingent upon the Company’s achieving specific results that are important to our long-term success and growth in shareholder value. The variable components of our compensation program are the annual incentives and long-term incentives.

The Compensation and Benefits Committee has not established a specific formula for the allocation of fixed and variable compensation components and instead retains the discretion to modify the allocation from year to year based upon market comparisons for the relevant roles. For 2010, approximately 70% of the total direct compensation opportunity for our named executive officers (other than the CEO) was weighted—assuming payout at target levels—toward variable components. The total direct compensation opportunity for the CEO was roughly 92% variable components to reflect his greater job scope and responsibility.

Historically. In the past, the variable compensation elements of our executive compensation program consisted of:

•	An annual incentive opportunity—a cash-based award payable based on the achievement of certain earnings per share, revenue and individual goals; and

•	A long-term incentive—performance-based equity awards payable based on our relative total shareholder return as compared to the companies in the S&P 500 Index.

Our variable compensation plans are designed to reflect company performance. In light of the challenging economic environment and the company’s measured performance during the past two to three years, our named executive officers have received limited or no payout under the plans.

•

There were no payments made to any of our named executive officers under the long-term performance-based awards for the three-year performance cycle beginning 2006, 2007 or 2008, because our total shareholder return lagged the companies in the S&P 500 Index.

•

Mr. Dougherty, Mr. Shanks and Ms. Bowman did not receive an annual incentive award for 2009. Additionally, none of our named executive officers received a payout under the annual incentive plan for 2008.

Going Forward. For 2011, we have restructured our variable compensation program. The new program is designed to (i) motivate our management to drive long-term sustained shareholder value by achieving specified levels of EBITDA and revenue, (ii) align the interests of our management with those of our shareholders by increasing management’s stock ownership levels, and (iii) enhance our retention incentives. The variable components of the 2011 compensation program consist of the following:

•

An annual incentive opportunity that is payable based on the extent to which we achieve specified levels of EBITDA and revenue. The EBITDA goal will motivate our management to focus on profitability and operating discipline. It is aligned with investor expectations and understood internally as a driver of strategic objectives. To maintain management’s focus on top-line growth, but not at the expense of profit, the annual incentive plan also contains a revenue goal that, if achieved, can increase the bonus payout.

•

A long-term incentive that for the named executive officers consists of a balanced mix of stock options, time-based restricted stock units and performance-based restricted stock units. These equity awards are intended to focus management on long-term stock price appreciation and EBITDA results over three years. They are also intended to enhance our retention program through a three-year vesting schedule and, along with our stock ownership guidelines, promote stock ownership among our management.

Pay Competitively for Executive Talent. We believe that each element of our compensation program should remain competitive to attract and retain key executive talent. To help determine the compensation programs offered by our competitors, the Compensation and Benefits Committee has retained FW Cook to provide advice on executive compensation matters and to assist the Compensation and Benefits Committee in its review of our CEO’s compensation and the compensation of our other executive officers. FW Cook has no other business relationship with the Company.

With the advice of FW Cook, the Compensation and Benefits Committee compared our compensation program to the programs of a peer group of companies with which we compete for business and talent and to certain third party executive compensation surveys. These peer companies represent publicly traded customer management outsourcing firms, as well as companies that compete in similar industries, such as business process outsourcers, transaction processors and firms specializing in related human capital management functions. In the United States, our peer company group consists of companies that we believe most closely align with the Company’s businesses and have revenues between $900 million and $10 billion. Our revenues for 2010 were $2.2 billion. The results of the benchmarking analysis are size-adjusted to take into account differences between the Company’s revenue size and the revenue size of the peer group companies. For purposes of establishing 2010 compensation levels, the peer group consisted of 16 companies:

Accenture LTD	Computer Sciences Corp.
Acxiom Corp.	DST Systems Inc.
Administaff Inc.	Fiserv Inc.
Alliance Data Systems Corp.	Hewitt Associates Inc.
Automatic Data Processing Inc.	Paychex Inc.
CA, Inc.	TeleTech Holdings Inc.
CDI Corp.	Unisys Corp.
Cognizant Technology Solutions Corp.	Watson Wyatt Worldwide, Inc.

During 2010, we made several changes to the compensation peer group in light of the sale of the Human Resource Management (the “HRM”) business, merger and acquisition activity among the members of the peer group and size disparities. As a result, the Compensation and Benefits Committee removed the following companies from our compensation peer group: Administaff, Automatic Data Processing Inc., Fiserv, Paychex, Hewitt, Watson Wyatt, Accenture and Computer Sciences. In order to strengthen the size of the peer group and the linkage to our largest business—Customer Management—the Compensation and Benefits Committee added West Corporation and Sykes Enterprises to the peer group. Additional changes to the peer group may be made from time to time.

We believe that each element of our compensation program should remain competitive to retain, and, if necessary, attract key executive talent. To achieve this objective, the Compensation and Benefits Committee generally strives to establish base salary, annual incentive and long-term incentive opportunities within 15% of the 50th percentile of the competitive market data described above. However, the market data is regarded as a general reference point by the Compensation and Benefits Committee, and the Compensation and Benefits Committee retains the flexibility to make adjustments to the compensation opportunities to respond to market conditions, promotions, individual performance or experience or other relevant circumstances.

Compensation of Mr. Fox

On February 9, 2010, the Company appointed Mr. Fox as President and CEO. His compensation levels were established after negotiations between him and the Compensation and Benefits Committee. In this regard, the Compensation and Benefits Committee consulted with FW Cook regarding reasonable ranges of total compensation for Mr. Fox, given his experience level and anticipated roles with the Company.

Consistent with Mr. Fox’s and the Board’s strong commitment to pay for performance and belief in aligning executive pay with shareholder value, the Company and Mr. Fox, agreed that his compensation would be almost entirely in the Company’s common stock, except for a small portion of his annual base salary. The equity awards are intended to align Mr. Fox’s interests with those of our shareholders and to provide him with an economic benefit from improvements made to the Company’s operations and profitability during his tenure. The compensation arrangement for Mr. Fox is described in more detail below. The Compensation and Benefits Committee believes that this type of compensation arrangement will motivate Mr. Fox to focus on our goal of creating sustainable long-term value for our shareholders.

Risk Assessment

In consultation with the Board, members of management from the Company’s Human Resources, Legal and Risk Management groups assessed whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of our business, our internal controls and related risk management programs, the design of our incentive plans and policies, and the impact of risk mitigation features.

Management reported its findings to the Compensation and Benefits Committee, and after review and discussion, the Compensation and Benefits Committee concluded that our compensation programs do not incentivize decisions that would likely have a materially adverse effect on our business. Although a significant portion of our executive compensation program is performance based, the Compensation and Benefits Committee has focused on aligning our compensation policies with the long-term interests of our shareholders and avoiding rewards that could create excessive or inappropriate risks to the Company, as evidenced by the following:

•

Our executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation and risks and rewards associated with executive roles.

•

We use a variety of performance metrics that are consistent with our business objectives and correlate to long-term value. Our performance goals are set at levels that we believe are reasonable in light of past performance and market conditions. The goals directly tie to our audited financial statements, the results of which are carefully scrutinized by our finance and accounting departments as well as our external auditor.

•

We do not use highly-leveraged performance goals; instead, incentive opportunities are based on balanced performance metrics that promote disciplined progress toward long-term goals, and all payouts are capped at a pre-established percentage of the target payment opportunity.

•

Our long-term incentive opportunities vest over a period of two to three years to focus our management on long-term performance and enhance retention. Our performance-based restricted stock units are granted annually and have overlapping performance periods, so any risks taken to increase the payout under one award could jeopardize the potential payouts under other awards.

•	We regularly evaluate the compensation programs and levels of our peer group to confirm that our compensation programs are consistent with market practice.

•

Our stock ownership guidelines require the members of our senior management team, including our named executive officers, to hold a significant level of the Company’s shares to ensure that each executive has personal wealth tied to the long-term success of the Company and therefore, the interests of our senior management team are aligned with shareholders’ interests.

Components of Our Executive Compensation. The Company uses a mix of the following executive compensation components:

•	Base Salary

•	Annual Incentive

•	Long-Term Incentive

•	Perquisites

•	Retirement and Welfare

•	Change in Control and Severance

Explanation of Compensation Components

Base Salaries. Base salaries are designed to reward named executive officers for their skills, experience and performance. Increases in base salaries are used to further reward our named executive officers for their excellent performance and for taking on new responsibilities. Rewarding top performers with base salary increases supports our pay for performance objective.

In 2010, we implemented a general salary freeze for our officers. As a result, the base salary levels were frozen for Messrs. Dougherty, Shanks, Lento, Handy and Ms. Bowman. However, Ms. Ayers received a merit increase of $25,000 based on her outstanding leadership of the Customer Management business during 2009.

In connection with his appointment as President and CEO of the Company, Mr. Fox entered into an offer letter with the Company on February 9, 2010 (the “Offer Letter”). Under the Offer Letter, in 2010 Mr. Fox received an annual salary of $300,000 and 84,000 stock units, which vest in twelve equal monthly installments to replicate the way that cash salary is earned. On November 8, 2010, Mr. Fox entered into a letter agreement (the “Agreement”) for employment with the Company as President and CEO. This Agreement provides for a 2011 annual salary of $300,000 plus 4,500 shares of salary stock per month. The salary stock is intended to align Mr. Fox’s interests with those of our shareholders and to provide him with an economic benefit from improvements made to the Company’s operations and profitability during his tenure.

Annual Incentives. In 2010, Messrs. Dougherty, Shanks, Lento, Boyce, Handy, Ms. Ayers and Ms. Bowman participated in the Annual Executive Incentive Plan (the “AIP”), which provides for annual incentive compensation. The Annual Executive Incentive Plan is an important component of total cash compensation because it rewards our management for achieving annual financial, operational and individual results and emphasizes variable or “at risk” compensation.

The Compensation and Benefits Committee established target award opportunities for the named executive officers under the Annual Executive Incentive Plan for 2010, which were expressed as a percentage of base salary. In this regard, the Compensation and Benefits Committee made minor adjustments to the annual incentive target opportunities for Messrs. Lento and Boyce to reflect the approximate 50th percentile of the market survey data. The Compensation and Benefits Committee did not make any adjustment to the target award opportunity for Messrs. Dougherty and Shanks and Ms. Bowman because their target award level was approximately at market. However, the Compensation and Benefits Committee increased the target annual incentive opportunity for Ms. Ayers from 51% to 70% to bring her target award level closer to the market level and the levels of other corporate officers, and to reflect her outstanding leadership of the Customer Management business. The 2010 target annual incentive opportunities were as follows:

Name	Target Annual Incentive Opportunity (% Base Salary)
David F. Dougherty	111%
Earl C. Shanks	84%
Andrea J. Ayers	70%
James P. Boyce	60%
Robert A. Lento	55%
Karen R. Bowman	65%
Clark D. Handy	65%

In 2010, our annual incentive plan focused primarily on the achievement of specified levels of two equally-weighted goals: adjusted earnings per share (“EPS”) and revenue. The use of adjusted EPS and revenue was intended to focus management on increasing revenue without sacrificing margin and profitability. The adjusted EPS goal was used solely for compensation purposes, and was not the same as the earnings per share reported by the Company in its other periodic reports and press releases. It represented the Company’s earnings per share, less earnings attributable to the Company’s investment in the cellular partnerships of the Company and the effect of the share repurchase program. The Company excluded these earnings because we believe we should not reward the named executive officers for earnings they did not have an active role in attaining.

The Compensation and Benefits Committee established threshold, target and maximum performance levels for each goal, along with an incentive pool funding percentage for each specified level. If actual performance for a goal fell below the threshold level, then no incentive pool would be funded with respect to that goal. If actual performance for a goal exceeded the maximum performance level, then the incentive pool with respect to that goal would be capped. For 2010, the incentive pool funding percentages at each performance level were as follows:

	Threshold	Target	Maximum
Adjusted EPS (50% weight)	12.5% funding	50% funding	100% funding
Revenue (50% weight)	12.5% funding	50% funding	100% funding

The Compensation and Benefits Committee certifies the aggregate incentive pool funding percentage for the year based on adjusted EPS and revenue performance. For 2010, our revenue results were below threshold, but our adjusted EPS results were 94% of target. Therefore, the incentive pool funding percentage for 2010 was 47%. The incentive pool funding percentage was multiplied by each named executive officer’s target award opportunity to determine the incentive pool for each executive. The Compensation and Benefits Committee then has the discretion to make certain adjustments to the payouts under the formulas described above, after reviewing individual performance for the year. In 2010, the Committee did not make any adjustments to the payout levels. The amount of the 2010 annual incentive payments is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table of this Proxy Statement on page 31.

Changes for 2011. In 2011, our annual incentive program is based primarily on the extent to which we achieve certain EBITDA goals. We define EBITDA as earnings before interest, taxes, depreciation and amortization, each as reflected on our financial statements, subject to certain adjustments established by the Compensation and Benefits Committee. The Compensation and Benefits Committee believes that the EBITDA goals will motivate our management to focus on profitability and operating discipline. Moreover, EBITDA is better aligned with investor expectations and is understood internally as a driver of strategic objectives. For Messrs. Fox and Shanks, a corporate-wide EBITDA goal applies, because of their broad overall responsibilities across all business units. For Mr. Lento and Ms. Ayers, who have responsibilities for specific business units, the EBITDA goal is tailored to their specific business unit. This structure will measure performance and base any payout on results that the individual can understand and influence.

The Compensation and Benefits Committee established threshold, target and maximum performance levels for the EBITDA goals at both the corporate and business unit levels. Payout levels equal 50% of target for threshold performance, 100% for target performance and 150% for maximum performance. If actual performance for an EBITDA goal falls below the threshold level, then no annual incentive is paid. If actual performance for an EBITDA goal exceeds the maximum performance level, then the bonus pool is capped at 150% of target. To maintain our executive’s focus on top-line growth, but not at the expense of profit, the 2011 annual incentive plan also contains corporate-wide and business unit specific revenue goals that, if achieved, can increase the bonus payout by up to 50% of the target bonus opportunity, provided that we achieve our threshold EBITDA goal.

The 2011 annual incentive will be paid in cash, with the exception of Mr. Fox, who will receive payout of his 2011 annual incentive, if any, in the form of shares to align his interests with those of our shareholders and to provide him with an economic benefit from improvements made to the Company’s operations and profitability during his tenure.

Long-Term Incentives. In 2010, our named executive officers participated in our long-term, performance-based equity program. This program is designed to reinforce retention goals, reward Company performance and drive sustainable, long-term growth for our Company and our shareholders.

When establishing the 2010 long-term incentive levels for our named executive officers, the Compensation and Benefits Committee balanced the goal of establishing competitive long-term incentive levels with the need to appropriately manage the dilutive impact and financial accounting cost of our equity incentive program. In addition, the Compensation and Benefits Committee considered its assessment of each executive’s general performance during the year, as well as their relative roles and responsibilities and potential within the Company, prior to finalizing long-term incentive award values. The following chart illustrates the 2010 target long-term incentive opportunities for Messrs. Fox, Shanks, Lento, Boyce, Handy, Ms. Ayers and Ms. Bowman. The long-term incentive opportunities were intended to be competitive with long-term incentive opportunities offered by companies in our compensation peer group.

Name	Target Long-Term Incentive Opportunity	Target Number of Shares
Jeffrey H. Fox	$0	0
Earl C. Shanks	$792,000	72,000
Andrea J. Ayers	$396,000	36,000
James P. Boyce	$253,000	23,000
Robert A. Lento	$253,000	23,000
Karen R. Bowman	$275,000	25,000
Clark D. Handy	$253,000	23,000

In 2010, the Compensation and Benefits Committee converted 40% of the long-term incentive opportunity into time-based restricted stock units and the remaining 60% into performance-based restricted stock units.

The addition of time-based restricted stock units was consistent with emerging trends in the marketplace. It was also intended to foster employee stock ownership, align the interests of our named executive officers with those of our shareholders and enhance our retention program. Finally, the time-based awards, combined with the Company’s stock ownership requirements, were intended to provide a direct incentive for our named executive officers to achieve the longer-term performance goals for the Company.

The performance-based restricted stock units were intended to reinforce a performance-based culture by rewarding named executive officers directly for the achievement of stated performance goals. The actual payout depends on our relative total shareholder return (“TSR”) for the period from January 1, 2010 to December 31, 2012 as compared to the companies in the S&P 500 Index, as follows:

Relative TSR Performance Percentile	Percentage Payout of Target
50th percentile or higher	100%
25th percentile	50%
Below 25th percentile	0%

To reward superior performance, we also granted our executives the opportunity to earn performance cash units that were intended to deliver total target compensation at approximately the 75th percentile of the market survey data if our TSR relative to all other S&P 500 Index companies for the three-year performance period exceeded the 50th percentile. The maximum award required that our TSR fall at or above the 80th percentile of the companies in the S&P 500 Index. Performance cash units granted in prior years have never been paid, and we have eliminated those awards from our long-term incentive program for 2011.

Equity Awards for Mr. Fox

Consistent with Mr. Fox’s and the Compensation and Benefit Committee’s strong commitment to pay for performance and belief in aligning executive pay with shareholder value, the Company and Mr. Fox agreed to pay Mr. Fox entirely in the Company’s common stock, except for a small portion of his annual base salary. The equity awards are intended to align Mr. Fox’s interests with those of our shareholders and to provide him with an economic benefit from improvements made to the Company’s operations and profitability during his tenure. The Compensation and Benefits Committee believes that this type of compensation arrangement will motivate Mr. Fox to focus on our goal of creating sustainable long-term value for our shareholders.

Pursuant to his Offer Letter, Mr. Fox received (in addition to the base salary and salary stock described above): 25,000 fully vested restricted stock units; 300,000 fully vested stock options; and a performance-based stock award with a value up to $1,000,000, based on the achievement of certain objectives established by the Board. Mr. Fox’s total target compensation level for 2010 was below the median level of total target compensation paid to CEOs in our compensation peer group.

Mr. Fox received a payout of the performance award granted in 2010 of 100,000 fully vested shares of the Company’s common stock, in light of his strong leadership, restructuring of our business, strong performance results quarter-over-quarter, and execution of his strategic priorities.

Retention Award

In June 2010, the Compensation and Benefits Committee granted retention awards to Messrs. Shanks, Lento, Boyce, and Handy, Ms. Ayers and Ms. Bowman. These awards were in the form of time-based restricted stock unit awards that vest 50% on the second anniversary of the date of grant and the remaining 50% on the third anniversary of the date of grant. The awards were intended to enhance our retention incentives during the transition in the CEO position from Mr. Dougherty to Mr. Fox and the uncertain economic environment. The awards were also designed to promote stock ownership among our named executive officers and align their interests with those of our shareholders. The award levels were established based on each executive’s role in simplifying the way we do business, growing profitability and consistently delivering value to our clients. The award levels were as follows:

Name	Retention Award (# of Shares)
Earl C. Shanks	20,000
Andrea J. Ayers	45,000
James P. Boyce	30,000
Robert A. Lento	30,000
Karen R. Bowman	20,000
Clark D. Handy	10,000

2008-2010 Performance Awards

In 2008, we granted a combination of performance-based restricted stock units and performance cash unit awards to Mr. Shanks, Mr. Lento, Ms. Ayers and Ms. Bowman. The payout of the performance-based awards depended on our relative TSR for the period from January 1, 2008 to December 31, 2010 as compared to the companies in the S&P 500 Index. Threshold performance for the performance-based restricted stock units was at the 25th percentile and threshold performance for the performance cash unit awards was at the 50th percentile. Our TSR from January 1, 2008 to December 31, 2010 was -28.6%, placing us in the 19th percentile of the S&P 500 Index companies. As a result, the 2008-2010 performance awards were forfeited.

2011 Long-Term Incentive Program

For 2011, the Compensation and Benefits Committee modified the structure of our long-term incentive program to allocate the long-term incentive opportunity for each named executive officer equally among stock options, time-based restricted stock units and performance-based restricted stock units.

•

Stock Options. All stock options are granted with an exercise price equal to the fair market value of the underlying shares on the date of grant. Stock options align the interests of management with those of our shareholders because the value of stock options increases only when our stock price increases. As a result, our management is motivated to make sound business decisions that lead to improved long-term performance. In addition, because they vest in equal installments on the second and third anniversaries of the date of grant, the stock options are intended to help retain our management team and maintain a focus on future and continued success.

•

Time-Based Restricted Stock Units. The time-based restricted stock units provide our named executive officers with the opportunity to receive shares of our common stock if they remain employed with us through the second and third anniversary of the date of grant. The time-based restricted stock units are intended to foster employee stock ownership, align the interests of management with those of our shareholders and enhance our retention program. Moreover, the time-based awards, combined with the Company’s stock ownership requirements, were intended to provide a direct incentive for our management to build sustained long-term shareholder value.

•

Performance-Based Restricted Stock Units. The performance-based restricted stock units provide our named executive officers with the opportunity to receive shares based on the extent to which the Company achieves certain levels of EBITDA over a two-year period. The Compensation and Benefits Committee selected a two-year performance period because it enabled the Compensation and Benefits Committee to establish performance targets that would be highly motivating and meaningful in a volatile economy and it was consistent with market trends. The mid-term EBITDA goal for the performance-based restricted stock units, together with the Company-wide and business unit-specific EBITDA and revenue goals under the annual incentive program, is intended to reflect a balanced mix of performance measures and to focus our named executive officers on building sustained long-term shareholder value. The payout opportunity ranges from 50% to 200% of the units subject to the award; no payout could be earned if performance is below the threshold level.

Stock Ownership Guidelines. The Compensation and Benefits Committee believes that senior management should have a significant equity interest in the Company. To promote equity ownership and further align the interests of management with those of our shareholders, named executive officers are subject to minimum stock ownership guidelines. The ownership guidelines are as follows:

Chief Executive Officer	5 times base salary
Other named executive officers	3 times base salary

Stock options, including vested stock options and unvested performance-based restricted stock units, are not included in determining whether a named executive officer has achieved these ownership levels. Executives subject to the guideline have five years from the date they first become subject to the guideline to achieve the suggested ownership level. Failure to comply with the guideline results in an executive being required to retain shares (net of taxes) earned through vesting of time-based and performance-based restricted stock units and shares obtained after exercising stock options until the guideline is met. The only named executive officer who has been subject to the stock ownership guidelines for five or more years is Mr. Shanks. The following exhibit summarizes the progress toward guideline satisfaction as of December 31, 2010 for our remaining named executive officers:

Named Executive Officer	Holdings	Value @ $13.17	Guideline Percent Met	Date to Achieve Guideline
Jeffrey H. Fox	364,898	$4,805,707	320%	2/9/2015
Earl C. Shanks	259,134	$3,412,795	228%	11/13/2008
Andrea J. Ayers	103,901	$1,368,376	121%	10/20/2014
Robert A. Lento	83,225	$1,096,073	104%	10/20/2014

Timing of Equity Awards. Equity grants are made annually by the Compensation and Benefits Committee within the first 90 days of the calendar year. This timing is designed to comply with the requirements of Section 162(m) of the Code and to allocate the expense appropriately. If an executive-level employee is hired or promoted after the annual grant has been made, the employee may be eligible to receive an equity award. Unless the individual is an executive officer, the CEO has the authority to approve the grant within guidelines established by the Compensation and Benefits Committee. The CEO is required to report any grants he has approved to the Compensation and Benefits Committee for ratification at each of its meetings. If the individual is an executive officer, only the Compensation and Benefits Committee can approve an equity award. The Compensation and Benefits Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.

Perquisites. Over the past several years, the Company has significantly reduced the perquisites provided to its named executive officers. In 2010, the Company provided disability benefits in excess of those provided to employees generally and annual physicals. These limited perquisites are provided to assist in the attraction and retention of the named executive officers and, in the case of the annual physical, to promote early detection of health issues.

Retirement and Other Benefits

Retirement Benefits and Deferred Compensation Plans. The Company provides named executive officers with qualified and non-qualified retirement and savings plan and pension plan benefit opportunities with the exception of Mr. Fox as the plan was frozen prior to his hiring. In addition, the named executive officers are eligible to participate in the Executive Deferred Compensation Plan, a non-qualified savings plan that enables participants to defer compensation in excess of the limits that apply to qualified plans, like the Company’s Retirement and Savings Plan, and provides for a matching contribution by the Company. These retirement plan benefits are provided to offer the named executive officers competitive compensation packages and to provide additional income to our named executive officers in retirement. Mr. Shanks and Ms. Bowman also participate in the Supplemental Executive Retirement Plan (the “SERP”). In light of her resignation from the Company, Ms. Bowman’s benefit under the SERP will be paid to her in 2011. See the Pension Benefits Table narrative on page 38 for a more detailed description of these plans.

Effective April 1, 2008, the Company’s U.S.-qualified pension plan and the non-qualified excess benefit plan were frozen. No additional benefits accrued to any of the named executive officers under these plans after March 31, 2008.

Long-Term and Short-Term Disability Benefits. The Company provides the executive officers with a replacement income benefit of 15% of average monthly compensation in addition to the normal replacement income benefit of 60% in the event of a long-term disability (subject to a combined maximum monthly benefit of $22,500 per month). In the case of a catastrophic long-term disability, the plan provides a replacement income benefit of up to 100% of the named executive officer’s average monthly compensation. The Company also provides a short-term disability benefit to the named executive officers that provide a replacement income benefit of 100% of the executive’s average monthly compensation for up to 52 weeks in the event of a disability, versus 60% and 26 weeks for other employees.

Executive Life Insurance. The Company uses Group Variable Universal Life insurance policies to fund an executive life insurance benefit. The benefit provides three times base salary (minus $50,000 covered under the basic group life plan) during employment. This life insurance benefit is a taxable benefit. The Company provides a gross-up for taxes owed as a result of the imputed income associated with this benefit. The Company no longer pays for the cost of one times base salary on retirement.

Severance, Change in Control and Employment Letters

Each of the named executive officers participates (or, in the case of Mr. Dougherty, Mr. Handy and Ms. Bowman, participated) in the Convergys Corporation Severance Pay Plan (the “Severance Plan”), which provides for certain severance benefits to employees of the Company. The Company is also a party to employment letters with Messrs. Fox, Lento, and Boyce and Ms. Ayers. In certain cases, those employment letters provide additional severance benefits or otherwise vary the terms of the Severance Plan that would otherwise apply. Together, the Severance Plan and the employment letters (as applicable) provide income security in the event of job loss and provide a competitive pay package.

To keep the named executive officers free of distraction in circumstances arising from the possibility of a change of control of the Company, the Company’s Severance Plan and certain other arrangements provide named executive officers with benefits in connection with a change of control. The Severance Plan and employment letters only provide benefits on a “double trigger,” meaning that the benefits are due only if the named executive officer is terminated by the Company without cause (or in Mr. Fox’s case, he leaves for good reason) in connection with a change in control. The Compensation and Benefits Committee believes that the change in control protections keep named executive officers neutral to job loss when faced with the need to support value-maximizing corporate transactions that could result in their personal job loss, help the Company retain key management personnel during major corporate transactions and provide competitive and fair severance arrangements to our management team to allow smooth transition to new employment should their job be eliminated within two years following a change in control.

The benefit levels under the severance arrangements generally include a multiple of base salary and annual incentive, along with continued welfare benefits and outplacement services, and are described in more detail under the “Potential Payments Upon Termination or Change in Control” section of this proxy statement. The benefit levels were last reviewed by the Compensation and Benefits Committee in December 2010. Based on information provided by FW Cook, severance and change in control arrangements are used by a majority of the companies in our compensation peer group and the terms of our severance arrangements are consistent with prevailing market practices.

The Compensation and Benefits Committee adopted a new Severance Plan which eliminated the excise tax gross-ups for new hires which was effective January 1, 2011.

Tax and Accounting Treatment of Executive Compensation. Favorable accounting and tax treatment of the various elements of our compensation program is an important but not a controlling consideration of its design.

Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1 million annually is not deductible for federal income tax purposes unless it qualifies as “performance-based compensation.” Although we generally try to ensure the deductibility of the incentive compensation paid to our named executive officers, the Compensation and Benefits Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our shareholders’ best interests.

SUMMARY COMPENSATION TABLE

This table covers the 2010 named executive officers and summarizes the total compensation paid to or earned by each named executive officer for the most recent fiscal year and compensation paid to or earned if they were named executive officers for the two previous fiscal years.

Name and Principal Position	Year	Salary ($)		Bonus ($)			Stock Awards ($)(3)		Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(5)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)(8)			Total ($)
Jeffrey H. Fox	2010		$300,000		$0			$2,332,725		$1,149,000		$0		$0		$0			$3,781,725
President and Chief Executive Officer

David F. Dougherty(1)	2010		$129,630		$0			$0		$0		$774,962		$0		$1,586,405			$2,490,997
Former President and Chief Executive Officer	2009 2008	$ $	777,780 777,780	$ $	0 0		$ $	1,835,000 2,271,308	$ $	0 0	$ $	0 0	$ $	593,860 466,720	$ $	28,431 23,880		$ $	3,235,071 3,539,688

Earl C. Shanks	2010		$497,780		$0			$1,060,366		$0		$196,225		$367,225		$28,807			$2,150,403
Chief Financial Officer	2009		$497,780		$0			$734,000		$0		$0		$288,326		$32,919			$1,553,025
	2008		$497,780		$0			$769,935		$0		$0		$218,520		$44,243			$1,530,478

Andrea J. Ayers	2010		$375,000		$0			$901,008		$0		$123,375		$24,336		$13,592			$1,437,311
President, Customer Management	2009		$350,000		$0			$497,800		$0		$162,000		$19,728		$14,914			$1,044,442

James P. Boyce	2010		$350,000		$0			$588,888		$0		$98,700		$39,159		$12,364			$1,089,111
President, Global Sales and Services	2009		$350,000		$0			$420,950		$0		$142,500		$32,070		$19,010			$964,530

Robert A. Lento	2010		$350,200		$0			$588,888		$0		$90,527		$44,623		$12,717			$1,086,955
President, Information Management	2009		$350,200		$0			$420,950		$0		$72,000		$35,673		$13,568			$892,391

Karen R. Bowman(1)	2010		$367,780		$50,000	(2)		$506,506		$0		$111,625		$163,769		$15,776			$1,215,456
Senior Vice President,	2009		$367,780		$0			$256,852		$0		$0		$149,010		$5,033			$778,675
General Counsel and Secretary	2008		$365,272		$0			$269,560		$0		$0		$284,574		$12,845			$847,573

Clark D. Handy(1)	2010		$277,500		$0			$376,988		$0		$0		$0		$1,364,533	(7)		$2,019,021
Former Senior Vice President, Human Resources

(1)

Mr. Dougherty served as the Company’s President and CEO until his termination of employment on February 9, 2010. Ms. Bowman served as Senior Vice President, General Counsel and Corporate Secretary until her resignation on February 4, 2011. Mr. Handy served as Senior Vice President, Human Resources until his retirement on November 2, 2010.

(2)	Reflects a $50,000 bonus, that was approved by the Compensation Committee in 2011 to recognize Ms. Bowman’s substantial contributions to the Company during 2010 and 2011.

(3)

Reflects the aggregate grant date fair value of the performance-based restricted stock unit awards (based on the probable outcome of the performance conditions as of the date of grant) and the time-based restricted stock unit awards granted to the named executive officers other than Mr. Fox. For Mr. Fox, this column reflects the aggregate grant date fair value of the following equity awards that he received pursuant to the terms of his Offer Letter and his Agreement: (i) 84,000 restricted stock units that vested over a period of one year, (ii) 25,000 fully vested restricted stock units, (iii) 4,500 unrestricted shares as salary stock, and (iv) a performance-based stock award covering 100,000 shares (based on the probable outcome of the performance conditions as of the date of grant). The aggregate grant date fair value was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). See Note 10 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010 (“Annual Report”) for an explanation of the assumptions made in valuing these awards. The PRSU value for 2008 was reversed because the performance criteria was not met. Please see the table for Stock Award Forfeitures on page 32.

(4)

Reflects the aggregate grant date fair value, determined in accordance with ASC Topic 718, of the grant of stock options to Mr. Fox under the terms of his Offer Letter when he was appointed as President and CEO. The stock option was fully vested and had an exercise price equal to the fair market value of the underlying shares on the date of grant. See Note 10 of the Annual Report for an explanation of the assumption made in valuing this award.

(5)

For each of the named executive officers other than Mr. Dougherty, reflects the annual incentive award earned by him or her for the 2010 performance period. For Mr. Dougherty reflects the sum of the following: (i) the pro-rated annual incentive earned by him for the 2010 performance period of $134,890, plus (ii) pro-rated performance cash unit awards, calculated based on performance through his date of termination, of $640,072.

(6)

The change in the pension value is generally attributable to an additional year of accrual offset by an increase in the discount rate and a change in the mortality table. The assumptions used to calculate the change in pension values are described in Footnote 1 to the Pension Benefits table. The Company does not provide for above-market or preferential earnings on non-qualified deferred compensation; therefore, no non-qualified deferred compensation earnings are reported.

(7)

On November 2, 2010, Mr. Handy retired as Senior Vice President, Human Resources. Mr. Handy received a separation payment of $50,000 for tax preparation and other services and a separation payment of $1,290,000 in satisfaction of his rights under his employment letter and any benefit plans and outstanding equity awards.

(8)	The compensation represented by the amounts included in the All Other Compensation column is as follows:

	Executive Deferred Compensation Plan Company Match	Executive Life Imputed Income Gross-up	Executive LTD	Severance Payments		Retirement and Savings Plan Company Match	Total
Jeffrey H. Fox	$0	$0	$0	$0		$0	$0
David F. Dougherty	$0	$2,168	$655	$1,573,594		$9,988	$1,586,405
Earl C. Shanks	$12,444	$1,371	$3,362	$0		$11,630	$28,807
Andrea J. Ayers	$0	$477	$2,565	$0		$10,550	$13,592
James P. Boyce	$0	$949	$2,862	$0		$8,553	$12,364
Robert A. Lento	$0	$632	$2,285	$0		$9,800	$12,717
Karen R. Bowman	$0	$503	$3,023	$0		$12,250	$15,776
Clark D. Handy	$8,347	$936	$3,000	$1,340,000	(1)	$12,250	$1,364,533

(1)

On November 2, 2010, Mr. Handy retired as Senior Vice President, Human Resources. Mr. Handy received a separation payment of $50,000 for tax preparation and other services and a separation payment of $1,290,000 in satisfaction of his rights under his employment letter and any benefit plans and outstanding equity awards.

Stock Award Forfeitures. The performance-based restricted stock unit awards and performance cash units for the 2008-2010 performance cycle were forfeited as of December 31, 2010, because the three-year S&P 500 total shareholder return performance goals were not met. Total award forfeitures were as follows:

Name	2008 PRSUs	2008 Performance Cash Minimum(1)	2008 Performance Cash Maximum(2)	2008 Performance Cash Payout
Jeffrey H. Fox	$0	$0	$0	$0
David F. Dougherty	$2,271,308	$0	$3,260,000	$0
Earl C. Shanks	$769,935	$0	$1,035,000	$0
Andrea J. Ayers	$156,780	$0	$155,000	$0
James P. Boyce	$180,900	$0	$155,000	$0
Robert A. Lento	$156,780	$0	$155,000	$0
Karen R. Bowman	$269,560	$0	$225,000	$0
Clark D. Handy	$227,476	$0	$290,000	$0

(1)	Represents performance cash unit opportunity at the 50th percentile of S&P 500 total shareholder return.

(2)	Represents performance cash unit at the 80th percentile of S&P 500 total shareholder return.

GRANTS OF PLAN-BASED AWARDS

The table below and footnotes provide earnings opportunity information about the plan-based awards granted for the fiscal year ended December 31, 2010.

Name	Grant Date	Different Action/ Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)
Jeffrey H. Fox	2/9/10	2/8/10	$0	$0	$0	0	0	25,000	0	$0	$272,000
	2/9/10	2/8/10	$0	$0	$0	0	0	84,000	0	$0	$913,920
	2/9/10	2/8/10	$0	$0	$0	0	0	0	300,000	$10.88	$1,149,000
	11/8/10	11/8/10	$0	$0	$0	100,000	100,000	0	0	$0	$1,088,463
	12/1/10	11/8/10	$0	$0	$0	0	0	4,500	0	$0	$58,343

David F. Dougherty	1/18/10	12/8/09	$215,000	$860,000	$1,720,000	0	0	0	0	$0	$0
	3/31/10	2/8/10	$0	$0	$3,260,000	0	0	0	0	$0	$0

Earl C. Shanks	1/18/10	12/8/09	$104,375	$417,500	$835,000	0	0	0	0	$0	$0
	3/31/10	2/8/10	$0	$0	$1,035,000	0	0	0	0	$0	$0
	3/31/10	3/31/10	$0	$0	$0	0	0	28,800	0	$0	$357,264
	3/31/10	3/31/10	$0	$0	$0	43,200	43,200	0	0	$0	$491,202
	6/18/10	6/18/10	$0	$0	$0	0	0	20,000	0	$0	$211,900

Andrea J. Ayers	1/18/10	12/8/09	$65,625	$262,500	$525,000	0	0	0	0	$0	$0
	3/31/10	2/8/10	$0	$0	$155,000	0	0	0	0	$0	$0
	3/31/10	3/31/10	$0	$0	$0	0	0	14,400	0	$0	$178,632
	3/31/10	3/31/10	$0	$0	$0	21,600	21,600	0	0	$0	$245,601
	6/18/10	6/18/10	$0	$0	$0	0	0	45,000	0	$0	$476,775

James P. Boyce	1/18/10	12/8/09	$52,500	$210,000	$420,000	0	0	0	0	$0	$0
	3/31/10	2/8/10	$0	$0	$155,000	0	0	0	0	$0	$0
	3/31/10	3/31/10	$0	$0	$0	0	0	9,200	0	$0	$114,126
	3/31/10	3/31/10	$0	$0	$0	13,800	13,800	0	0	$0	$156,912
	6/18/10	6/18/10	$0	$0	$0	0	0	30,000	0	$0	$317,850

Robert A. Lento	1/18/10	12/8/09	$192,610	$48,153	$385,220	0	0	0	0	$0	$0
	3/31/10	2/8/10	$0	$0	$155,000	0	0	0	0	$0	$0
	3/31/10	3/31/10	$0	$0	$0	0	0	9,200	0	$0	$114,126
	3/31/10	3/31/10	$0	$0	$0	13,800	13,800	0	0	$0	$159,912
	6/18/10	6/18/10	$0	$0	$0	0	0	30,000	0	$0	$317,850

Karen R. Bowman	1/18/10	12/8/09	$59,375	$237,500	$475,000	0	0	0	0	$0	$0
	3/31/10	2/8/10	$0	$0	$225,000	0	0	0	0	$0	$0
	3/31/10	3/31/10	$0	$0	$0	0	0	10,000	0	$0	$124,050
	3/31/10	3/31/10	$0	$0	$0	15,000	15,000	0	0	$0	$170,556
	6/18/10	6/18/10	$0	$0	$0	0	0	20,000	0	$0	$211,900

Clark D. Handy	1/18/10	12/8/09	$54,113	$216,450	$432,900	0	0	0	0	$0	$0
	3/31/10	2/8/10	$0	$0	$290,000	0	0	0	0	$0	$0
	3/31/10	3/31/10	$0	$0	$0	0	0	9,200	0	$0	$114,126
	3/31/10	3/31/10	$0	$0	$0	13,800	13,800	0	0	$0	$156,912
	6/18/10	6/18/10	$0	$0	$0	0	0	10,000	0	$0	$105,950

(1)

This column provides information about the annual incentive opportunities established during 2010 for the named executive officers. The information included in the “Threshold,” “Target” and “Maximum” columns reflects the range of potential pay-outs when the performance goals were established by the Compensation and Benefits Committee. Please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the amount of the annual incentive actually earned by our named executive officers for 2010.

(2)

This column provides information about the performance cash unit award opportunities established during 2010 for the named executive officers. Historically, these awards have never paid out. The information included in the “Target” and “Maximum” columns reflects the range of potential payouts under the performance cash unit award when the performance goals were established by the Compensation and Benefits Committee. The actual payout would depend on how our relative total shareholder return during the performance period commencing January 1, 2010 and ending December 31, 2012 compares to the total shareholder return of the companies in the S&P 500 Index.

(3)

This column provides information about the performance-based restricted stock unit award opportunities established during 2010 for the named executive officers. For the named executive officers other than Mr. Fox, the information included in the “Threshold” and “Target” columns reflects the range of potential payouts under the performance-based restricted stock unit award when the performance goals were established by the Compensation and Benefits Committee. The actual payout will depend on how our relative total shareholder return during the performance period commencing January 1, 2010 and ending December 31, 2012 compares to the total shareholder return of the companies in the S&P 500 Index. Payment of the performance-based restricted stock unit award, if any, will be made in 2013 in the form of shares. In the event of death, disability, retirement or termination without cause prior to the end of the performance period, a pro-rated payout is made based on performance through the end of the year preceding the year of termination. In the event of a change in control, the award pays out based on performance through the date of the change in control. For Mr. Fox, this column reflects the performance-based stock award that he received pursuant to the terms of his Offer Letter. The award would become payable in shares if Mr. Fox achieved certain objectives in 2010 established by the Board. There was no threshold or maximum payout level. The named executive officers have no right to vote the shares underlying the performance awards, and no right to dividends paid on those shares, until the awards are paid.

(4)

This column reflects the number of time-based restricted stock units granted to our named executive officers in 2010. The time-based restricted stock units granted to the named executive officers, other than Mr. Fox, generally vest 50% on June 18, 2012 and 50% on June 18, 2013. Vesting accelerates on a pro-rata basis upon an earlier termination without cause or by reason of death or disability. Upon a change in control, any unvested units would be converted to a cash amount, based on the value of our shares at the time of the change in control, and would vest as follows: one-third on the change in control, one-third six months after the change in control and the remaining one-third on the first anniversary of the change in control (although vesting would accelerate on an earlier termination without cause, by reason of death or disability, or for good reason). The restricted stock units granted to Mr. Fox, pursuant to the terms of his Offer Letter and Agreement, include: (i) 84,000 restricted stock units, 7,000 of which vest in full and are immediately settled on the last business day of each of the twelve months commencing February 2010, (ii) 25,000 fully vested restricted stock units that were settled 30 days after he was appointed President and CEO, and (iii) 4,500 unrestricted shares as salary stock. The named executive officers have no right to vote the shares underlying the performance stock unit awards, and no right to dividends paid on those shares, until the awards are paid.

(5)

This column reflects the stock option granted to Mr. Fox under the terms of his Offer Letter when he was appointed as President and CEO. The stock option was fully vested and had an exercise price equal to the fair market value of the underlying shares on the date of grant.

(6)

Reflects the grant date fair value, as determined in accordance with ASC Topic 718, of each equity award. See Note 10 of the Consolidated Financial Statements contained in the Annual Report for an explanation of the assumptions made in valuing these awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table and footnotes describe equity awards granted to the named executive officers under the Convergys Corporation Long-Term Incentive Plan (the “LTIP”) that were outstanding as of December 31, 2010:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jeffrey H. Fox	300,000	$10.88	2/9/15
				9,987	(5)	$131,529
				8,390	(6)	$110,497
				7,000	(7)	$92,190

David F. Dougherty	100,000	$43.625	1/2/11
	75,000	$36.67	3/1/11
	3,712	$12.55	3/1/11				0		$0
	75,000	$11.55	3/1/11	0		$0

Earl C. Shanks	80,000	$16.04	11/13/13	28,800	(9)	$379,296
							100,000	(8)	$1,317,000
				20,000	(10)	$263,400
							43,200	(11)	$568,944

Andrea J. Ayers	10,000	$43.625	1/2/11
	14,000	$36.67	1/2/12
				30,000	(12)	$395,100
							35,000	(8)	$460,950
				14,400	(9)	$189,648
							21,600	(11)	$284,472
				45,000	(10)	$592,650

James P. Boyce	15,000	$43.625	1/2/11
	15,000	$36.67	1/2/12
	20,000	$11.55	2/25/13
				25,000	(13)	$329,250
							30,000	(8)	$395,100
				9,200	(9)	$121,164
							13,800	(11)	$181,746
				30,000	(10)	$395,100

Robert A. Lento	22,000	$43.625	1/2/11
	22,000	$36.67	1/2/12
	25,000	$17.62	9/3/12
				25,000	(13)	$329,250
							30,000	(8)	$395,100
				9,200	(9)	$121,164
							13,800	(11)	$181,746
				30,000	(10)	$395,100

Karen R. Bowman	13,000	$43.625	1/2/11
	15,000	$36.67	1/2/12
	2,796	$12.55	1/31/13	10,000	(9)	$131,700
							35,000	(8)	$460,950
				20,000	(10)	$263,400
							15,000	(11)	$197,550

Clark D. Handy	0	$0	n/a	0		$0	0		$0

(1)	Time-based restricted stock units.

(2)	Value reported was determined by multiplying the number of units shown by the closing price of our shares as of December 31, 2010, which was $13.17.

(3)	Performance-based restricted stock units.

(4)

Value reported was determined by multiplying the number of units shown (for performance-based restricted stock unit awards, is the payout amount at target levels) by the closing price of our shares as of December 31, 2010, which was $13.17.

(5)

Time-based restricted stock unit award that vests on February 4, 2012. Earlier vesting with respect to all or part of the award may occur in the event of death, disability, involuntary termination without cause or change in control.

(6)

Time-based restricted stock unit award that vests on April 20, 2012. Earlier vesting with respect to all or part of the award may occur in the event of death, disability, involuntary termination without cause or change in control.

(7)

Grant of 84,000 salary stock units that vested in twelve equal monthly installments on the last day of each month commencing February 2010, subject to continued employment through the vesting date. The last monthly installment of 7,000 shares vested on January 31, 2011.

(8)

Performance-based restricted stock unit award where the number of shares issued depends on the satisfaction of certain performance criteria over the three-year period ending December 31, 2011. Earlier vesting with respect to all or part of the award may occur in the event of death, disability, retirement, involuntary termination without cause or change in control.

(9)

Time-based restricted stock unit award that vests on February 1, 2013. Earlier vesting with respect to all or part of the award may occur in the event of death, disability, involuntary termination without cause or change in control.

(10)

Time-based restricted stock unit award: half vests on June 18, 2012 and half vests on June 18, 2013. Earlier vesting with respect to all or part of the award may occur in the event of death, disability, involuntary termination without cause. Upon a change in control, one-third of the award vests, one-third of the award vests six months later and the remaining one-third vests on the anniversary of the change in control.

(11)

Performance-based restricted stock unit award where the number of shares issued depends on the satisfaction of certain performance criteria over the three-year period ending December 31, 2012. Earlier vesting with respect to all or part of the award may occur in the event of death, disability, retirement, involuntary termination without cause or change in control.

(12)

Time-based restricted stock unit award: 12,000 vests on March 30, 2011 and 18,000 vests on March 30, 2012. Earlier vesting with respect to all or part of the award may occur in the event of death, disability, involuntary termination without cause or change in control.

(13)

Time-based restricted stock unit award: 10,000 vests on March 30, 2011 and 15,000 vests on March 30, 2012. Earlier vesting with respect to all or part of the award may occur in the event of death, disability, retirement, involuntary termination without cause or change in control.

OPTION EXERCISES AND STOCK VESTED

The following table and footnotes set forth information with respect to any stock options exercised by our named executive officers and restricted shares that vested during the year ending December 31, 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeffrey H. Fox	0	$0	207,199	$2,463,282
David F. Dougherty(3)	0	$0	277,200	$3,233,280
Earl C. Shanks	0	$0	28,119	$302,842
Andrea J. Ayers	0	$0	5,000	$53,850
James P. Boyce	0	$0	5,000	$53,850
Robert A. Lento	0	$0	4,500	$48,465
Karen R. Bowman	0	$0	6,000	$64,620
Clark D. Handy	0	$0	8,308	$89,477

(1)

Value realized is the product of (i) the excess, if any, of the fair market value of our shares on the date of exercise over the exercise price and (ii) the number of shares acquired upon exercise of the stock option. During 2010 none of the NEOs exercised any stock options.

(2)

Reflects the value realized upon vesting of time-based restricted stock units in 2010, along with payout of Mr. Fox’s performance-based award that was granted pursuant to the terms of his Offer Letter. The value is determined by multiplying the number of units vested by the fair market value of our shares on the payment date. The performance-based restricted stock units granted to Mr. Shanks, Mr. Lento, Ms. Ayers and Ms. Bowman for the 2008-2010 performance period were forfeited and are therefore not reported in this table.

(3)	Reflects the value realized upon vesting of time-based restricted stock units and performance-based stock units in 2010.

PENSION BENEFITS

The following table and footnotes show, as of December 31, 2010, for each of the Company’s qualified and non-qualified pension plans and for each of the 2010 named executive officers, the years of credited service, the present value of the benefits that are expected to be paid to each named executive officer, as well as any payments made during 2010.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Jeffrey H. Fox	N/A
David F. Dougherty	Supplemental Executive Retirement Plan	20	$0	$6,434,345
Earl C. Shanks	Pension Plan	7	$104,931	$0
	Supplemental Executive Retirement Plan(2)	7	$1,120,885	$0
Andrea J. Ayers	Pension Plan	20	$134,935	$0
	Non-Qualified Excess Pension Plan	20	$20,587	$0
James P. Boyce	Pension Plan	10	$159,037	$0
	Non-Qualified Excess Pension Plan	10	$147,216	$0
Robert A. Lento	Pension Plan	12	$143,761	$0
	Non-Qualified Excess Pension Plan	12	$162,085	$0
Karen R. Bowman(3)	Pension Plan	15	$144,985	$0
	Supplemental Executive Retirement Plan(3)	15	$817,802	$0
Clark D. Handy(4)	Pension Plan	4	$28,095	$0
	Non-Qualified Excess Pension Plan	4	$7,039	$0

(1)

Except as noted in this footnote, amounts reported were computed using the same assumptions used for financial reporting purposes under generally accepted accounting principles as described in more detail in Note 10 to the Company’s financial statements. For the Pension Plan, the assumptions used include a discount rate of 5.20% and a 70% lump sum payment distribution assumption. The assumptions used for the SERP include a discount rate of 5.20%, a lump sum interest rate of 5.50%, a mortality assumption based on the RP-2000 mortality table projected to 2011, and an 80% lump sum payment distribution assumption. The assumed retirement age for the Pension Plan is age 65, the normal retirement age specified in that plan. The assumed retirement age for the SERP is the age at which the executive could retire without any benefit reduction. Amounts reported were based on an assumption that each named executive officer would work to, and retire at, the assumed retirement age.

(2)

Mr. Shanks receives additional service credits under the SERP. For purposes of calculating Mr. Shanks’ benefit under the SERP at termination, he will be credited with one additional year of service for each year of service completed, until a maximum of 25 years of service credit is reached.

(3)	Ms. Bowman served as Senior Vice President, General Counsel and Corporate Secretary until her resignation on February 4, 2011. She will receive payment of her benefit under the SERP in 2011.

(4)

On November 2, 2010, Mr. Handy retired as Senior Vice President, Human Resources. Mr. Handy received a lump sum of $50,000 for tax preparation and other services and a lump sum of $1,290,000 in satisfaction of his rights under his employment letter and any benefit plans and outstanding equity awards.

In general, all U.S.-resident employees of the Company, including all named executive officers, participate in the Pension Plan on the same terms and conditions. To allow its executives to benefit from the favorable features of a qualified plan (up to the permissible limits), the Company has structured its retirement benefits so that the executives’ retirement benefits are provided through both a qualified and non-qualified Pension Plan. Mr. Fox does not participate in the Pension Plan.

Effective April 1, 2008, the Pension Plan, a cash balance pension plan, was frozen with no additional pension credits accruing for any employees. At the end of each year, an active participant’s account is credited with interest at the rate of 4% per annum. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of a life annuity. In lieu of a life annuity, a participant may elect to receive the actuarial equivalent of his or her benefit in the form of a lump sum (lump sum payments were limited to 50% payout in 2010 due to pension trust funding levels), or a joint and survivor annuity.

Non-Qualified Excess Pension Plan. The Company’s non-qualified excess pension plan provides a pension benefit to employees whose pension benefit under the qualified pension plan is reduced or capped due to Internal Revenue Service limitations applicable to that plan. Ms. Ayers and Messrs. Boyce and Lento are eligible to receive a benefit under this plan. Mr. Shanks is not eligible for participation in this plan since he has vested in the SERP. Benefits are paid in 10 annual installments or, if less, the value of the benefits divided by $50,000, rounded up) commencing six months after a participant’s separation from service.

Supplemental Executive Retirement Plan. The SERP provides an enhanced pension benefit designed to attract and retain certain top executives. The annual benefit under the SERP is 50% of the executive’s final average pay (reduced by the executive’s qualified pension benefit). This benefit is reduced if the executive has not attained at least age 62 and completed 25 years of service at retirement. The reduction is 3.5% for each year of age under age 62 and 3.5% for each year of service under 25 years. Executives become vested on completing five years of service. Final average pay is defined as the executive’s highest base salary and annual incentive target over the last five years of his or her career. Benefits are paid the later of six months after a participant’s separation from service or the date the participant would have attained age 55 and completed 10 years of service if he had remained employed. Benefits are paid in the form of single life annuity or, if timely elected by a participant, 15 annual installments or a joint and survivor annuity. In lieu of these forms and time of payment, if elected timely by a participant, payment may be made in a lump sum six months after separation from service. In 2007, Mr. Shanks agreed to a modification of his SERP benefit that froze his pay for purposes of the SERP calculation at his 2007 compensation level.

NON-QUALIFIED DEFERRED COMPENSATION

The following table and footnotes set forth the contributions, earnings, withdrawals or distributions and aggregate balances for the 2010 named executive officers participating in the Executive Deferred Compensation Plan for the year ending December 31, 2010.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Jeffrey H. Fox	$0	$0	$0	$0	$0
David F. Dougherty(4)	$0	$0	$256,453	$574,609	$2,426,357
Earl C. Shanks	$12,444	$12,444	$392,749	$0	$2,125,710
Andrea J. Ayers	$0	$0	$7,362	$0	$56,313
James P. Boyce	$0	$0	$5	$0	$28,312
Robert A. Lento	$0	$0	$87,992	$0	$651,331
Karen R. Bowman(4)	$0	$0	$25,195	$0	$178,155
Clark D. Handy(4)	$128,655	$8,347	$79,916	$0	$582,146

(1)	Amount reported is included in the compensation reported in Summary Compensation Table for each named executive officer.

(2)	Amount reported is not included in the compensation reported in the Summary Compensation Table because the amounts do not reflect above-market or preferential earnings.

(3)

The aggregate balance as of December 31, 2010 for each named executive officer includes deferrals that were previously earned and reported as compensation on the Summary Compensation Table for prior years. For example, from 2006-2009 our named executive officers deferred the following amounts that were previously reported as compensation in the Summary Compensation Table: $0 for Mr. Fox; $0 for Mr. Dougherty; $136,942 for Mr. Shanks; $0 for Ms. Ayers; $101 for Mr. Boyce; $15 for Mr. Lento; $0 for Ms. Bowman, and $12,669 for Mr. Handy. These amounts have since been adjusted, pursuant to the terms of the Executive Deferred Compensation Plan, for investment performance (e.g., earnings and losses), deferrals credited during 2010 and distributions.

(4)

Mr. Dougherty served as the Company’s President and CEO until his termination of employment on February 9, 2010. Ms. Bowman served as Senior Vice President, General Counsel and Corporate Secretary until her resignation on February 4, 2011. Mr. Handy served as Senior Vice President, Human Resources until his retirement on November 2, 2010. These executives will receive payment of their benefit under the Executive Deferred Compensation Plan in accordance with the terms of the plan.

The Executive Deferred Compensation Plan permits executives to defer receipt of up to 75% of their base salary and/or hire or retention bonuses and up to 100% of their annual incentive compensation. The Company matches 100% of the first 5% of amounts deferred by the plan participant (reduced by the Company match eligible to be received under the Company’s Retirement and Savings Plan). Amounts deferred by participants (and the related amounts matched by the Company) are assumed to have been invested in shares of common stock of the Company or in investment options that mirror the gains and/or losses of several different publicly available investment funds based on the investment selections of the participant.

In general, participants are permitted to change their investment direction and exchange in and out of the available investment options on a daily basis. At termination of employment, the participant’s vested account is distributed in a single lump sum payment or in monthly or annual installments to begin within 10 years of termination for a term not to exceed 10 years as elected by the participant for a particular year’s deferral.

PAYMENTS UPON TERMINATION OR IN CONNECTION WITH CHANGE OF CONTROL

The Company has entered into agreements and maintains plans and arrangements that require it to pay or provide compensation and benefits to the named executive officers in the event of certain terminations of employment or in connection with a change of control of the Company. The estimated amount payable or provided to each named executive officer in each situation is summarized below. The estimates for named executive officers generally are based on the assumption that the various triggering events occurred on the last day of 2010, along with other material assumptions noted below. The actual amounts that would be paid to a named executive officer upon termination of employment or in connection with a change of control can only be determined at the time the actual triggering event occurs. The amounts set out below with respect to Mr. Dougherty’s termination of employment and Mr. Handy’s retirement reflect the amounts of compensation actually provided by the Company. Ms. Bowman did not receive any severance upon her resignation on February 4, 2011.

Except as otherwise provided below, the estimated amounts of compensation described below do not take into account compensation that a named executive officer has earned prior to the applicable triggering event, such as equity awards that had previously vested in accordance with their terms (including all outstanding stock options) or vested benefits otherwise payable under the Company’s qualified and non-qualified retirement savings, pension and deferred compensation plans. As a result, the estimates do not provide information on the payout of annual incentive awards under the AIP, as these awards were earned as of December 31, 2010, subject to Compensation and Benefits Committee approval, regardless of whether the executive terminated employment or a change of control occurred on that date. Please refer to the Outstanding Equity Awards at Fiscal Year-End table for a complete summary of each named executive officer’s vested equity awards, the Summary Compensation table for the annual incentives earned by the named executive officers in 2010, the Pension

Benefits table for the named executive officers’ qualified and non-qualified pension benefits and the Non-Qualified Deferred Compensation table for the named executive officer’s Executive Deferred Compensation Plan balances.

Severance Plan and Employment Letters

Each of the named executive officers participates (or, in the case of Messrs. Dougherty and Handy and Ms. Bowman, participated) in the Severance Plan, which provides for certain severance benefits to employees of the Company. The Company is also a party to employment letters with Messrs. Fox, Lento, and Boyce and Ms. Ayers. In certain cases, those employment letters provide additional severance benefits or otherwise vary the terms of the Severance Plan that would otherwise apply. Together, the Severance Plan and the employment letters (as applicable) provide the severance benefits described below:

Mr. Fox. The Company would provide Mr. Fox with the following severance benefits if his employment were terminated by the Company without “cause” or he voluntarily terminated employment for “good reason,” in either case prior to January 31, 2013.

•

Cash severance no greater than two times the sum of base salary and the annual incentive target. The cash severance generally is payable in two equal installments: one following termination and the other within six months after termination;

•	A pro-rata annual incentive bonus based on actual performance for the calendar year of termination, payable in a single lump sum;

•	Pro-rata vesting of any 2011 long-term incentive award;

•	Continued medical, dental and vision coverage for two years, if Mr. Fox elects COBRA coverage and continues to pay the employee portion of the applicable premiums; and

•	Outplacement services, up to a maximum value of $20,000.

Mr. Fox would not be entitled to receive a tax gross-up for any “golden parachute” excise tax that may be imposed under Section 280G of the Internal Revenue Code. Instead, his payments in connection with a change of control would either be reduced to avoid the excise tax or paid in full subject to any excise tax, whichever would provide him with the greater after-tax benefit.

For purposes of Mr. Fox’s employment letter, “cause” generally means (i) willful misconduct or gross negligence that would reasonably be expected to result in a material liability to the Company; (ii) intentional failure or refusal to perform reasonably and lawfully assigned duties; (iii) any indictment for, conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving fraud, theft or breach of trust or similar acts; or (iv) any willful failure to comply with any material written rules, regulations, policies or procedures of the Company; in any case provided that the condition constituting “cause” is not cured by Mr. Fox within 30 days after written notice from the Company.

“Good reason” generally means (i) material breach by the Company of any provision of the employment letter; (ii) a reduction in title as CEO; (iii) a material reduction in base salary, a material breach of the incentive compensation provisions of the agreement or the failure to pay base salary or earned incentive compensation amounts or, except for across-the-board reductions that apply to senior management generally, a material reduction in the aggregate level of benefits or the failure to provide any such benefits; (iv) a material diminution in authority, duties, responsibilities or reporting relationships or the assignment of duties that are materially inconsistent with Mr. Fox’s position under the agreement; or (v) the relocation of Mr. Fox’s principal place of business outside of Little Rock, Arkansas or anywhere other than the Company’s headquarters and principal executive offices located in Cincinnati, Ohio; in any case provided that the condition constituting “good reason” is not cured by the Company within 30 days after written notice from Mr. Fox.

Other named executive officers. The Company would provide each of the other named executive officers (other than Messrs. Dougherty, Handy and Ms. Bowman) with the following severance benefits if, other than in connection with a change of control, his or her employment were terminated by the Company without “cause” or as part of a reduction in force.

•

Cash severance equal to one times (two times for Mr. Shanks) the sum of base salary and annual incentive. For this purpose, the annual incentive for Ms. Ayers equals the incentive earned for the year of termination. The annual incentive for Messrs. Lento and Boyce equals the target annual incentive for the year of termination. The annual incentive for Mr. Shanks equals the average of the bonus for the year of termination and the bonuses paid over the prior two years. The cash severance generally is payable in two equal installments: one following termination and the other within six months after termination; however, Mr. Lento’s severance is payable in a single lump sum.

•

Continued medical, dental and vision coverage for one year, if the named executive officer elects COBRA coverage and continues to pay the employee portion of the applicable premiums (or, in the case of Mr. Boyce, reimbursement for medical benefit premiums for up to one year after termination); and

•	Outplacement services, up to a maximum value of $20,000 per executive.

For this purpose, “cause” generally means the executive has failed to perform in accordance with specific directives or policies of the Company; violated Company policies or the Company’s Code of Business Conduct; engaged in conduct that reflects poorly on or damages the image of the Company; or engaged in conduct that seriously impairs or can reasonably be expected to seriously impair the Company’s ability to conduct its ordinary business in the usual manner. There are several exceptions. For example, for Mr. Lento, cause generally means fraud, misappropriation, embezzlement, commission of a felony or an act of moral turpitude. For Mr. Boyce, cause means fraud, misappropriation, embezzlement, a violation of the Company’s Code of Business Conduct, willful injuries to the Company’s employees, property, business or reputation or willful negligence in the performance of duties.

In general, the Company’s obligation to provide benefits under the Severance Plan is conditioned upon the executive providing a release of claims and complying with applicable non-competition or other post-employment restrictive covenants. In addition, Mr. Lento is subject to confidentiality and non-disparagement restrictions and is prohibited from competing with the Company, soliciting certain customers of the Company and soliciting employees of the Company for one year after his termination of employment. Moreover, Mr. Boyce is subject to non-competition and confidentiality restrictions.

The Company would provide each of the other named executive officers (other than Mr. Dougherty, Mr. Handy and Ms. Bowman) with the following severance benefits if his or her employment were terminated by the Company without “cause” within two years after a change of control:

•

Cash severance equal to two times (three times for Mr. Shanks) the sum of base salary and annual incentive. For this purpose, the annual incentive for Ms. Ayers, Messrs. Lento and Boyce equals the incentive earned for the year of termination. The annual incentive for Mr. Shanks equals the average of the bonus for the year of termination and the bonuses paid over the prior two years. The cash severance generally is payable in two equal installments: one following termination and the other within six months after termination; however, Mr. Lento’s severance is payable in a single lump sum;

•

Continued medical, dental and vision coverage for two years (three years for Mr. Shanks), if the named executive officer elects COBRA coverage and continues to pay the employee portion of the applicable premiums;

•	Outplacement services, up to a maximum value of $20,000 per executive; and

•

A conditional tax gross-up for “golden parachute” excise tax imposed under Section 280G of the Internal Revenue Code. That is, if the present value of all payments to a named executive officer in connection with the change of control exceeds the applicable limitation by more than 15%, the Company will make an additional payment to the named executive officer in an amount equal to any excise tax imposed by Section 280G, grossed-up for additional taxes on the payment. However, if the present value of all payments in connection with the change of control exceeds the applicable limitation by 15% or less, payments to the named executive officer will be reduced so that the excise tax does not apply. This gross-up has been eliminated for any executives joining the Company on or after January 1, 2011.

For this purpose, “cause” means the executive has failed to perform in accordance with specific directives or policies of the Company; violated Company policies or the Company’s Code of Business Conduct; engaged in conduct that reflects poorly on or damages the image of the Company; or engaged in conduct that seriously impairs or can reasonably be expected to seriously impair the Company’s ability to conduct its ordinary business in the usual manner.

Long-Term Incentives

Under the LTIP, in the event of a named executive officer’s death, disability, retirement or involuntary termination of employment by the Company without cause (not in connection with a change of control), the named executive officer’s outstanding long-term incentive awards will become vested as follows: (i) pro-rated performance-based restricted stock units and performance cash awards will vest based upon the Company’s performance from the beginning of the performance period until the last day of the calendar year coinciding with or preceding the date of termination; and (ii) a pro-rated number of outstanding time-based restricted stock units will become vested upon the date of termination (although they do not vest upon retirement).

The LTIP defines “retirement” as termination of employment (i) after age 55 with 10 years of service, or (ii) with 30 years of service. “Cause” means fraud, misappropriation, embezzlement, commission of a crime or an act of moral turpitude, violation of the Company’s Code of Business Conduct, recklessly or willfully injuring an employee, Company property, business or reputation or acting recklessly in the performance of duties.

In the event of a change of control of the Company, the named executive officers’ outstanding long-term incentive awards will become vested as follows: (i) all outstanding performance-based restricted stock units and performance cash awards will become vested, without any proration, based upon the Company’s performance from the beginning of the performance period until the date of the change of control; and (ii) all outstanding time-based restricted stock units will become vested, without any proration, upon the date of the change of control. The time-based restricted stock units granted to our named executive officers in 2010 as a retention award have a different vesting schedule upon a change of control. Under the terms of this retention award, upon a change of control any unvested units would be converted to a cash amount based on the value of our shares at the time of the change of control and would vest as follows: one-third on the change of control, one-third six months after the change of control and the remaining one-third on the first anniversary of the change of control (although vesting would accelerate on an earlier termination without cause, by reason of death or disability, or for good reason).

For this purpose, a “change of control” means (i) a tender is made and consummated for 30% or more of the outstanding voting securities of the Company; (ii) the Company merges or consolidates with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company, other than certain affiliates of a party to the transaction; (iii) the sale of substantially all of the Company’s assets to another corporation which is not a wholly owned subsidiary; (iv) the acquisition of 20% or more of the outstanding voting securities of the Company, or the acquisition of control in any manner of the election of a majority of the directors of the Company; or (v) within a two-year period, individuals who at the beginning of such period constitute the Board cease to constitute at least a majority thereof, unless the election of each new director is approved in advance by at least two-thirds of the director then in office who were directors at the beginning of the two-year period.

The named executive officers’ long-term incentive awards are also subject to forfeiture or repayment in the event a named executive officer engages in detrimental activity while employed by the Company or within two years thereafter. “Detrimental activity” includes (i) disclosing proprietary, confidential or trade secret information; (ii) becoming involved in any business activity in competition with the Company in the geographical area where the Company is engaged in the business activity; (iii) interfering with the Company’s relationships with any person or entity or attempting to divert or change any such relationship to the detriment of the Company or the benefit of any other person or entity; (iv) failing to disclose and assign to the Company any ideas, inventions, discoveries and other developments conceived during employment that are within the scope of or related to the Company’s existing or planned business activities; (v) disparaging or acting in any manner which may damage the business of the Company or which would adversely affect the goodwill, reputation or business relationships of the Company; (vi) inducing any employee to terminate his or her employment relationship with the Company; or (vii) taking or retaining without authorization any Company property.

Severance Tables

The following tables describe payments to each 2010 named executive officer that would be triggered by the occurrence of various events listed below:

	Disability		Death			Termination Without Cause or for Good Reason		Change in Control		Termination Without Cause or for Good Reason following a Change in Control
Jeffrey H. Fox
SERP lump sum value	$	N/A	$	N/A		$	N/A	$	N/A	$	N/A
TRSU vesting(1)		$242,025		$242,025			$242,025		$242,025		$0
PRSU vesting(2)		$0		$0			$0		$0		$0
Performance Cash vesting(3)		$0		$0			$0		$0		$0
Supplemental LTD	$	N/A	$	N/A		$	N/A	$	N/A	$	N/A
Life Benefit (3x base salary)	$	N/A		$940,980	(4)	$	N/A	$	N/A	$	N/A
Severance (multiple of base salary)	$	N/A	$	N/A			$1,881,960	$	N/A		$1,881,960
Severance (multiple of annual incentive)	$	N/A	$	N/A			$2,374,000	$	N/A		$2,374,000
Benefits continuation	$	N/A	$	N/A		$	N/A	$	N/A	$	N/A
Excise tax + tax gross-up	$	N/A	$	N/A		$	N/A	$	N/A	$	N/A

Total		$242,025		$1,183,005			$4,497,985		$242,025		$4,255,960

	Disability		Death			Termination Without Cause or for Good Reason		Change in Control		Termination Without Cause or for Good Reason following a Change in Control
Earl C. Shanks
SERP lump sum value		$1,705,713		$1,705,713			$1,705,713	$	N/A		$1,705,713
TRSU vesting(1)		$170,341		$170,341			$170,341		$467,096		$175,600
PRSU vesting(2)		$1,027,076		$1,027,076			$1,027,076		$1,764,190		$0
Performance Cash vesting(3)		$0		$0			$0		$0		$0
Supplemental LTD		$583,791	$	N/A		$	N/A	$	N/A	$	N/A
Life Benefit (3x base salary)	$	N/A		$1,493,340		$	N/A	$	N/A	$	N/A
Severance (multiple of base salary)	$	N/A	$	N/A			$995,560	$	N/A		$1,493,340
Severance (multiple of annual incentive)	$	N/A	$	N/A			$130,816	$	N/A		$196,225
Benefits continuation		$10,027	$	N/A			$20,054	$	N/A		$30,081
Excise tax + tax gross-up	$	N/A	$	N/A		$	N/A	$	N/A		$2,126,132

Total		$3,496,948		$4,396,470			$4,049,560		$2,231,286		$5,727,091

	Disability		Death		Termination Without Cause or for Good Reason		Change in Control		Termination Without Cause or for Good Reason following a Change in Control
Andrea J. Ayers
SERP lump sum value	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
TRSU vesting(1)		$425,391		$425,391		$425,391		$518,898		$658,500
PRSU vesting(2)		$386,237		$386,237		$386,237		$684,545		$0
Performance Cash vesting(3)		$0		$0		$0		$0		$0
Supplemental LTD		$615,505	$	N/A	$	N/A	$	N/A	$	N/A
Life Benefit (3x base salary)	$	N/A		$1,125,000	$	N/A	$	N/A	$	N/A
Severance (multiple of base salary)	$	N/A	$	N/A		$375,000	$	N/A		$750,000
Severance (multiple of annual incentive)	$	N/A	$	N/A		$123,375	$	N/A		$246,750
Benefits continuation		$7,404	$	N/A		$7,404	$	N/A		$14,808
Excise tax + tax gross-up	$	N/A	$	N/A	$	N/A	$	N/A		$1,055,499

Total		$1,434,537		$1,936,628		$1,317,407		$1,203,443		$2,725,557

	Disability		Death		Termination Without Cause or for Good Reason		Change in Control		Termination Without Cause or for Good Reason following a Change in Control
James P. Boyce
SERP lump sum value	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
TRSU vesting(1)		$325,747		$325,747		$325,747		$362,614		$482,900
PRSU vesting(2)		$311,023		$311,023		$311,023		$537,952		$0
Performance Cash vesting(3)		$0		$0		$0		$0		$0
Supplemental LTD		$440,990	$	N/A	$	N/A	$	N/A	$	N/A
Life Benefit (3x base salary)	$	N/A		$1,050,000	$	N/A	$	N/A	$	N/A
Severance (multiple of base salary)	$	N/A	$	N/A		$350,000	$	N/A		$700,000
Severance (multiple of annual incentive)	$	N/A	$	N/A		$210,000	$	N/A		$420,000
Benefits continuation		$10,136	$	N/A		$10,136	$	N/A		$20,272
Excise tax + tax gross-up	$	N/A	$	N/A	$	N/A	$	N/A		$963,632

Total		$1,087,896		$1,686,770		$1,206,906		$900,566		$2,586,804

	Disability		Death		Termination Without Cause or for Good Reason		Change in Control		Termination Without Cause or for Good Reason following a Change in Control
Robert A. Lento
SERP lump sum benefits	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
TRSU vesting(1)		$325,747		$325,747		$325,747		$362,614		$482,900
PRSU vesting(2)		$311,023		$311,023		$311,023		$537,952		$0
Performance Cash vesting(3)		$0		$0		$0		$0		$0
Supplemental LTD		$548,702	$	N/A	$	N/A	$	N/A	$	N/A
Life Benefit (3x base salary)	$	N/A		$1,050,600	$	N/A	$	N/A	$	N/A
Severance (multiple of base salary)	$	N/A	$	N/A		$350,200	$	N/A		$700,400
Severance (multiple of annual incentive)	$	N/A	$	N/A		$192,610	$	N/A		$385,220
Benefits continuation		$10,135	$	N/A		$10,135	$	N/A		$20,271
Excise tax + tax gross-up	$	N/A	$	N/A	$	N/A	$	N/A		$0

Total		$1,195,607		$1,687,370		$1,189,715		$900,566		$1,588,791

(1)

2009/2010 time-based restricted stock units vest on a pro-rata basis on death, disability or a termination without cause and in full on a change in control. Value based on December 31, 2010 closing price of $13.17

(2)

2009/2010 performance-based restricted stock units vest on a pro-rata basis on death, disability or a termination without cause and without pro-ration on a change in control, in either case, based on the Company’s TSR through December 31, 2010. Value based on December 31, 2010 closing price of $13.17

(3)	2009/2010 Performance Cash vests on a pro-rata basis on death, disability or a termination without cause and in full on a change in control based on December 31, 2010 TSR

(4)

Mr. Fox receives a base salary consisting of $300,000 cash per year and 4,500 fully vested shares of company stock valued at the average share price on the date of his employment agreement of $11.87 per share or $640,980 annually. Mr Fox’s life insurance benefit is equal to 1x his annual base salary

Payments to Mr. Dougherty

On February 9, 2010, Mr. Dougherty was terminated as President and CEO, and as a member of the Board of the Company. Mr. Dougherty remained an employee of the Company until March 1, 2010 to provide transition services. Subject to, and in accordance with, the terms of the Company’s Severance Plan, the Company provided Mr. Dougherty with severance payments and benefits. In addition, the Company permitted Mr. Dougherty to exercise his stock options for one year following the termination of his employment. Otherwise, the Company only provided compensation and benefits in accordance with the terms of the applicable Company plans and arrangements. Mr. Dougherty’s actual separation payments resulting from his termination were as follows:

	Termination Without Cause
TRSU vesting(1)		$1,445,328
PRSU vesting(2)		$1,787,952
Performance Cash vesting(3)		$640,072
Supplemental LTD	$	NA
Life Benefit (3x base salary)	$	NA
Severance (2x base salary)		$1,555,560
Severance (pro-rated annual incentive)		$134,890
Benefits continuation(4)		$18,034

Total		$5,581,836

(1)	Actual paid out 2007 time-based restricted stock units vested. Value based on February 1, 2010 closing price of $10.77

(2)

Paid out pro-rated 2009 performance-based restricted stock units vested. Value based on March 1, 2010 closing price of $12.61. Number also reflects 2004 and 2005 performance-based restricted stock units which vested in 2008 and 2009 but held by the Company until Mr. Dougherty’s employment was terminated.

(3)	Pro-rated 2009 performance cash vested

(4)	Medical, dental, and vision benefit continuation for two years

*	TSR (Total Shareholder Return) S&P 500 percentile rank as of December 31, 2009 was 10.6th percentile for 2007; 19.7th percentile for 2008; and 65.7th for 2009

Payments to Mr. Handy

On November 2, 2010, Mr. Handy retired as Senior Vice President, Human Resources. Mr. Handy received a lump sum of $50,000 for tax preparation and other services and a lump sum of $1,290,000 in satisfaction of his rights under his employment letter and any benefit plans and outstanding equity awards.

DIRECTOR COMPENSATION

The following table sets forth the total compensation paid to each non-employee director for services provided as a director for fiscal year 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John F. Barrett	$87,500	$87,489	$0	$0	$174,989
Willard W. Brittain, Jr.	$85,000	$84,988	$0	$0	$169,988
Richard R. Devenuti	$83,750	$87,489	$0	$0	$171,239
David B. Dillon	$87,500	$80,000	$0	$0	$167,500
Joseph E. Gibbs	$80,000	$80,000	$0	$0	$160,000
Thomas L. Monahan III	$85,000	$80,000	$0	$0	$165,000
Ronald L. Nelson	$80,556	$80,000	$0	$0	$160,556
Philip A. Odeen	$145,000	$80,000	$0	$0	$225,000
Barry Rosenstein	$80,000	$80,000	$0	$0	$160,000
Richard F. Wallman	$87,500	$87,489	$0	$1,000	$175,989

Board Member Who Was Appointed CEO in 2010:
Jeffrey H. Fox	$8,889	$0	$0	$0	$8,889
Former Board Member Who Left in 2010:
Zoë Baird	$59,097	$87,489	$0	$0	$146,586

(1)

Reflects the aggregate grant date fair value of the restricted stock unit awards granted to the non-employee directors in 2010. The aggregate grant date fair value was determined in accordance with ASC Topic 718. See Note 10 of the Consolidated Financial Statements contained in our Annual Report for an explanation of the assumptions made in valuing these awards. The aggregate number of unvested restricted stock units at year-end for each director is 20,113 for Mr. Brittain; 13,748 for Mr. Devenuti; 20,421 for Messrs. Barrett, Dillon and Wallman; 19,792 for Messrs. Gibbs and Odeen; 25,553 for Mr. Monahan; 19,983 for Mr. Nelson; and 24,401 for Mr. Rosenstein.

(2)

The Company did not grant any stock option awards to the non-employee directors in 2010. The aggregate number of Common Shares subject to options outstanding at year end for each director is 0 for Ms. Baird; 25,500 for Messrs. Barrett, Dillon, Gibbs, and Odeen; 0 for Messrs. Brittain, Devenuti, Monahan, Nelson, Rosenstein, and Wallman. All options are fully vested and exercisable.

(3)

Reflects matching contributions made by the Company pursuant to the Company’s Educational Matching Gifts Program, which matches qualified contributions made by the Company’s employees and directors to accredited colleges and universities using a dollar-for-dollar ratio.

Company employees receive no additional compensation for serving as a director. Non-employee directors receive compensation consisting of cash and restricted stock units. Non-employee directors receive an annual retainer of $160,000 paid one-half in cash and one-half in time-based restricted stock unit awards. In addition, a $10,000 annual retainer is paid to each Audit Committee member and a $15,000 annual retainer is paid to each Committee chair paid one-half in cash and one-half in time-based restricted stock unit awards. The Presiding Director receives an annual retainer of $65,000, which was increased to $100,000 effective January 1, 2011. Each non-employee director who is first elected or appointed to the Board receives one-time time-based restricted stock unit award valued at $80,000 at the time of grant. Restricted stock units awarded to non-employee directors vest three years after the grant date (or earlier in the case of death, disability or retirement).

Directors may elect to defer the receipt of all or a part of their fees and retainers under the Company’s Directors Deferred Compensation Plan. Fees and retainers that are deferred are assumed to be invested as directed by the directors in the same type of investments, including Company Common Shares, as are made available under the Executive Deferred Compensation Plan. Accounts credited with fees and retainers under the Directors Deferred Compensation Plan will be paid in cash, in one lump sum or up to 10 annual installments when the director leaves the Board. In 2010, amounts credited to the restricted stock account are assumed to be invested in Common Shares and are distributed in the form of Common Shares when the director leaves the Board. In the event of a Change in Control as defined in the Directors Deferred Compensation Plan, all accounts will be distributed in a single lump sum. Distributions of amounts contributed on or after January 1, 2005 are governed by Section  409A of the Code.

AUDIT COMMITTEE REPORT

In discharging its oversight responsibility related to the audit process, the Audit Committee obtained from Ernst & Young LLP, its independent registered public accounting firm (“independent accountants”), a formal written statement describing all relationships between the accountants and the Company that might affect the accountants’ independence consistent with Independence Standards Board Standard No. 1 entitled, “Independence Discussions with Audit Committees.” In accordance with the foregoing standard, the Audit Committee discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants’ independence. The Audit Committee also considered the compatibility of non-audit services with the accountants’ independence. The Audit Committee has determined that the provision of certain non-audit services is compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent accountants subject to review and approval by the Audit Committee.

The Audit Committee discussed with management, the internal auditors and the independent accountants the quality and adequacy of the Company’s internal controls, disclosure controls and procedures and the organization of the internal audit department’s responsibilities, budget and staffing. In 2010, the Audit Committee regularly reviewed the status of the Company’s efforts to ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requirements relating to effective internal control over financial reporting. The Audit Committee reviewed with both the independent accountants and the internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee received updates on legal issues from the Company’s General Counsel and any reports of accounting or auditing complaints received on the Company’s Ethics Hotline. The Audit Committee also reviewed and approved the Company’s Financial Code of Ethics for the CEO and Senior Financial Officers.

The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent accountants’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

In 2010, the Audit Committee discussed the interim financial information contained in each of the three quarterly Forms 10-Q with management and the independent accountants. The Audit Committee also reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2010 with management and the independent accountants. Additionally, the Audit Committee reviewed each of the Company’s draft quarterly earnings releases. Management has the responsibility for the preparation of the Company’s financial statements and the independent accountants have the responsibility for the examination of those statements. Based on the above-mentioned reviews and discussions with management and the independent accountants, the Audit Committee recommended to the Board that the Company’s interim financial statements be included in its three quarterly Forms 10-Q and that its audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC. The Board approved these recommendations. The Audit Committee also reappointed Ernst & Young LLP as the Company’s independent accountants.

The Audit Committee has a Statement of Policy with respect to Related Party Transactions. In connection with this policy, the Company has conducted a review, and based on the findings of this review, the Committee has concluded that there were no reportable relationships as defined by Item 404(a) of Regulation S-K.

The Audit Committee acts pursuant to the Audit Committee Charter approved by the Board in January 2010, as may be amended from time to time, a copy of which is available on the “Corporate Governance” page of our website at www.convergys.com.

Audit Committee

Richard F. Wallman, Chair

Willard W. Brittain, Jr.

Richard R. Devenuti

Thomas L. Monahan III

PROPOSAL NO. 2

RATIFICATION OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Audit Committee appointed the firm of Ernst & Young LLP as the registered independent public accounting firm to audit the financial statements of the Company for the year 2011. The Company is asking you to ratify that appointment. If the shareholders fail to ratify the selection of Ernst & Young LLP as the Company’s registered independent public accounting firm, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

One or more members of the firm of Ernst & Young LLP will attend the annual meeting, will be permitted to make a statement if they desire to do so and will be available to answer questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

AUDIT FEES

Fees paid to Ernst & Young LLP in 2009 and 2010 were as follows:

	2009	2010
Audit Fees	$1,980,540	$2,221,705
Audit-Related Fees	$1,541,800	$968,000
Tax Fees	$725,000	$183,000
All Other Fees	$0	$0

Total	$4,247,340	$3,372,705

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CODE OF REGULATIONS TO ALLOW FOR A MAJORITY VOTING STANDARD FOR UNCONTESTED ELECTIONS OF DIRECTORS

The Board proposes an amendment to the Amended and Restated Code of Regulations to add a new provision setting the standard for the election of directors in uncontested elections to a majority voting standard, and retaining a plurality standard in contested elections if on the date that is fourteen days in advance of the filing of the proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC, the number of director nominees exceeds the number of directors to be elected.

RESOLVED, that the amendments to the Company’s Amended and Restated Code of Regulations to implement a majority voting standard for uncontested elections, as described in Proposal 3 of the Proxy Statement dated March 18, 2011, are hereby approved and adopted in all respects;

And that, pursuant to such resolutions:

Article II, Section 6 of the Amended and Restated Code of Regulations of the Company be, and the same hereby is, amended to delete the existing paragraphs and replace them with the following:

In an uncontested election, any nominee for election as a director (including incumbent directors) must receive a majority of votes cast at any meeting for the election of directors at which a quorum is present (a “Majority Vote”). Any incumbent who does not receive a Majority Vote shall promptly tender to the board of directors (the “Board”) his or her offer of resignation following certification of the shareholder vote. For purposes of this Section 6, an “uncontested election” is an election in which the number of nominees is not greater than the number of directors being elected at the meeting; provided that if, as of a date that is fourteen (14) days in advance of the date the corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section 6, “a majority of votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker nonvotes” not counted as a vote cast either for or against that director’s election). Each nominee for election as a director (including incumbent directors) must agree in advance to abide by this policy as a condition of his or her nomination for election as a director.

The Governance and Nominating Committee (the “Committee”) will consider the resignation offer, and will make a recommendation to the Board whether to accept or reject the resignation offer. In making its recommendation the Committee will consider all factors it deems relevant, including the stated reasons, if any, why shareholders withheld their votes from the director, the length of service and qualifications of the director, the director’s contributions to the Company and potential adverse consequences of the resignation (such as failure to comply with the exchange listing requirements or the Securities and Exchange Commission rules and regulations).

The Board will act on the Committee’s recommendation within ninety (90) days following certification of the shareholder vote. When making its decision, the Board may either accept or reject the resignation offer, and may pursue additional actions such as: (a) allowing the director to remain on the Board but not be re-nominated at the end of the current term; (b) deferring acceptance of the resignation offer until a replacement director with qualifications and/or experience comparable to that of the director offering to resign (such as audit committee financial expertise) can be identified and elected to the Board; or (c) deferring acceptance of the director’s resignation offer if the director can cure the cause of the “against” votes (for example, if votes were withheld due to multiple directorships, by resigning from other boards).

The corporation will promptly disclose the Board’s decision whether to accept or reject the director’s resignation offer in a press release or a current filing on a Form 8-K filed with the Securities and Exchange Commission. Any director who tenders an offer of resignation pursuant to this Section 6 shall not participate in the Committee recommendation or Board action regarding the resignation offer.

If a majority of the members of the Committee do not receive a Majority Vote at the same election, then the independent directors (other than those who did not receive a Majority Vote at the same election) shall appoint a special committee consisting of independent directors (other than those who did not receive a Majority Vote at the same election) to consider the resignation offers and recommend to the Board whether to accept or reject all or any of them.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CODE OF REGULATIONS TO ALLOW FOR A MAJORITY VOTING STANDARD FOR UNCONTESTED ELECTIONS OF DIRECTORS.

PROPOSAL NO. 4

ADVISORY VOTE ON THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We also are asking our shareholders to indicate how frequently we should seek an advisory “say-on-pay” vote as described in Proposal 4 included on page 53 of this proxy statement. By voting on this Proposal 5, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. Our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Convergys, and therefore, our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from and engaging in discussions with our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach for Convergys, and we look forward to hearing from our shareholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board or Convergys in any way, the Board may decide that it is in the best interests of our shareholders and Convergys to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF “ONE YEAR” FOR FUTURE NON-BINDING SHAREHOLDER VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Proxy Statement for the annual meeting of shareholders in 2012 must be received by the Company on or before November 18, 2011 and must also meet the other requirements of the rules of the SEC relating to shareholder proposals. SEC rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. If a shareholder notifies the Company after February 1, 2012 of its intent to present a proposal, the Company will have the right to exercise discretionary voting authority with respect to that proposal without including information regarding such proposal in its proxy materials. Submitting a proposal does not guarantee that it will be included in the proxy statement nor that a shareholder may raise a proposal at the annual meeting. Proposals or notices should be sent to the Corporate Secretary at the address listed above.

HOUSEHOLDING NOTICE

Important Notice Regarding Delivery of Shareholder Documents

The SEC rules allow companies, subject to certain conditions, to send only one proxy statement and annual report or Notice of Internet Availability of Proxy Materials to two or more shareholders who share the same last name and address. This “householding” rule provides greater convenience for shareholders and cost savings for companies by reducing the number of duplicate documents that households receive.

If you are a Convergys Corporation shareholder who resides in the same household with another shareholder with the same last name, or if you hold more than one account with Computershare registered in your name at the same address, and wish to receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each account, please contact our transfer agent, Computershare, toll free at 1-800-988-5291. You may also write to Computershare at P.O. Box 43078, Providence, RI 02940-3078.

If you do not contact us within 60 days of the date of this mailing, your consent to “householding” will be presumed and your household will receive only one proxy statement and annual report or Notice of Internet Availability of Proxy Materials until you, or other members of your household, revoke such consent. Please note that each shareholder will continue to receive a separate proxy card or other personalized information, which will allow each individual to vote independently. You may also receive a separate mailing if you hold additional shares in a brokerage account.

You may revoke your consent at any time by contacting our transfer agent, Computershare, using the same contact information as set forth above. Your request to begin receiving separate documents will begin 30 days after receiving such notice.

No action is required on your part to participate. This program not only allows us to reduce costs but also is more environmentally friendly by reducing the unnecessary use of materials.

ADDITIONAL INFORMATION

Other Business. At the time this Proxy Statement was released for printing on March 18, 2011, the Company knew of no other matters which might be presented for action at the annual meeting. If any other matters properly come before the annual meeting, it is intended that the Common Shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

How We Solicit Proxies. In addition to this distribution Convergys may solicit proxies personally, electronically or by telephone. Convergys pays the costs of soliciting the proxies. The Company is paying Georgeson Inc. a fee of $15,000, plus expenses, to help with the solicitation of proxies for the meeting. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

FORM 10-K AND CORPORATE GOVERNANCE DOCUMENTS AVAILABLE

Requests for copies of the Company’s Annual Report, Form 10-K or exhibits thereto, proxy statement, any committee charter, the Governance Principles, the Business Code of Conduct or the Financial Code of Ethics should be addressed to Convergys Corporation, 201 East Fourth Street, P. O. Box 1638, Cincinnati, Ohio 45201-1638, Attention: Investor Relations Department. These reports are also available on the “Corporate Governance” page of the Investor Relations section of the Company’s website at www.convergys.com. The information on our website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDST on April 27, 2011.
Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/cvgb
• Follow the steps outlined on the secured website.
Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2, 3, and 4 and one year for
	Proposal 5.					+
1. Election of Directors*:	For	Withhold		For	Withhold
01 - Jeffrey H. Fox	☐	☐	02 - Ronald L. Nelson	☐	☐
*for one-year terms

		For	Against	Abstain				For	Against	Abstain
2.	To ratify the appointment of the independent registered public accounting firm.	☐	☐	☐*	3.	To approve a proposed amendment to the Amended and Restated Code of Regulations to allow for a majority voting standard for uncontested election of directors.		☐	☐	☐*
							1 Yr	2 Yr	3 Yrs	Abstain
4.	To consider an advisory vote on the compensation of our named executive officers.	☐	☐	☐*	5.	To consider an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers.	☐	☐	☐	☐

6.	To conduct other business if properly brought before the meeting.				* An abstention will count as a vote against the proposal.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2011 Annual Meeting Admission Ticket

2011 Annual Meeting of

Convergys Corporation Shareholders

Wednesday, April 27, 2011, 11:30 A.M. EDST

Atrium One Building

Fifth Floor

201 East Fourth Street

Cincinnati, OH 45202

Please tear off this Admission Ticket. If you plan to attend the annual meeting of shareholders,

you will need this ticket along with photo identification to gain admission to the meeting.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - -

Proxy — CONVERGYS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONVERGYS

CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2011

The undersigned hereby appoints Philip A. Odeen, Jeffrey H. Fox, and Earl C. Shanks, and each or any of them, proxies, with full power of substitution, to represent and to vote all common shares of Convergys Corporation held of record by the undersigned on February 28, 2011, at the annual meeting of shareholders to be held on April 27, 2011 at 11:30 A.M. EDST, on the Fifth Floor, Atrium One Building, 201 East Fourth Street, Cincinnati, OH 45202, and at any adjournment thereof, notice of which meeting together with the related proxy statement have been received.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when executed will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Items 1, 2, 3, 4 and one year for Proposal 5.

(Continued on reverse side.)

Please mark, sign and date on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the

Convergys Corporation Shareholder Meeting to be Held on April 27, 2011

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/cvgb to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 13, 2011 to facilitate timely delivery.

Convergys Corporation’s Annual Meeting of Shareholders will be held on April 27, 2011 on the Fifth Floor, Atrium One Building, 201 East Fourth Street, Cincinnati, OH 45202, at 11:30 A.M. EDST.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR the listed nominees, and FOR Proposals 2, 3, 4 and one year for Proposal 5.

1. Election of Directors: Jeffrey H. Fox and Ronald L. Nelson for one-year terms.

2. To ratify the appointment of the independent registered public accounting firm.

3. To approve a proposed amendment to the Amended and Restated Code of Regulations to allow for a majority voting standard for uncontested election of directors.

4. To consider an advisory vote on the compensation of our named executive officers.

5. To consider an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers.

6. To conduct other business if properly brought before the meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

2011 Annual Meeting Admission Ticket

2011 Annual Meeting of

Convergys Corporation Shareholders

Wednesday, April 27, 2011, 11:30 A.M. EDST

Atrium One Building

Fifth Floor

201 E. Fourth Street

Cincinnati, OH 45202

If you plan to attend the annual meeting of shareholders,

you will need this ticket along with photo identification to gain admission to the meeting.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

E-mail copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→

Internet – Go to www.envisionreports.com/cvgb. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→

Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→

Email – Send email to investorvote@computershare.com with “Proxy Materials Convergys Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 13, 2011.

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